Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.1
EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

canbridge LIFE SCIENCES LTD.

and

aveo pharmaceuticalS, INC.

March 17, 2016

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 GOVERNANCE; JOINT STEERING COMMITTEE		18
2.1	Formation; Purposes and Principles	18
2.2	Specific Responsibilities	18
2.3	Membership	19
2.4	Meetings; Reports	19
2.5	Decision-Making; Escalation to Executive Officers	19
2.6	Alliance Managers	20
ARTICLE 3 LICENSE GRANTS		21
3.1	AVEO License Grant; Right of Reference	21
3.2	CANbridge License Grant; Right of Reference	21
3.3	Sublicensing and Subcontracting	21
3.4	Exclusivity Covenant	22
3.5	Acquisition Transactions	22
3.6	Reservation of Rights	23
3.7	Bankruptcy Code § 365(n) Election	23
3.8	No Inconsistent Third Party Agreements	24
ARTICLE 4 DEVELOPMENT		24
4.1	Development Responsibilities	24
4.2	Development Authorities	25
4.3	Development Diligence; Manner of Performance; Reports	26
4.4	Rights of First Negotiation	27
4.5	Regulatory Submissions and Regulatory Approvals	29
4.6	Third Party Partners	31
ARTICLE 5 MANUFACTURE AND COMMERCIALIZATION		31
5.1	Technology Transfer and Manufacture	31
5.2	Commercialization	32
ARTICLE 6 FINANCIAL PROVISIONS		34
6.1	Upfront Payment; Reimbursement of Manufacturing Development Costs; Milestone Payments	34
6.2	Sublicense Revenue	35
6.3	Royalties	36
6.4	Royalty Payments and Reports	37
6.5	Profit Share Payments	37
6.6	Payment Reductions	37
6.7	Reimbursement of Third Party Expenses	38

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6.8	Financial Audits	39
6.9	Tax Matters	40
6.10	Currency of Payments	40
ARTICLE 7 INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS		40
7.1	Ownership of Inventions	40
7.2	Prosecution and Maintenance of the Licensed Patents	41
7.3	Prosecution and Maintenance of the CANbridge Program Patents	43
7.4	Third Party Infringement	43
7.5	Claimed Infringement	44
7.6	EU Unitary Patent System	45
7.7	Trademarks	45
ARTICLE 8 CONFIDENTIALITY AND PUBLICITY		45
8.1	Confidential Information	45
8.2	Publicity	46
ARTICLE 9 REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS		48
9.1	Mutual Representations and Warranties	48
9.2	Additional Representations and Warranties of AVEO	48
9.3	No Debarment	51
ARTICLE 10 INDEMNIFICATION; DAMAGES		51
10.1	Indemnification by AVEO	51
10.2	Indemnification by CANbridge	52
10.3	Claims for Indemnification	52
10.4	Insurance	52
ARTICLE 11 LIMITATION OF LIABILITY		53
11.1	No Consequential or Punitive Damages	53
11.2	Exclusion from Liability Limitation	53
ARTICLE 12 TERM AND TERMINATION		54
12.1	Term	54
12.2	Early Termination	54
12.3	Effects of Termination	55
ARTICLE 13 DISPUTE RESOLUTION		59
13.1	Dispute Resolution Escalation	59
13.2	Arbitration	59
13.3	Jury Waiver	60
ARTICLE 14 MISCELLANEOUS		60
14.1	Assignment; Successors	60
14.2	Choice of Law	60

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14.3	Notices	61
14.4	Severability	61
14.5	Integration	62
14.6	Waivers and Amendments	62
14.7	Independent Contractors; No Agency	62
14.8	Affiliates	62
14.9	Force Majeure	63
14.10	No Third Party Beneficiary Rights	63
14.11	Non-exclusive Remedy	63
14.12	Interpretation	63
14.13	Further Assurances	64
14.14	Ambiguities; No Presumption	64
14.15	Execution in Counterparts; Facsimile Signatures	64

LIST OF SCHEDULES and EXHIBITS

Schedule 1.60:  Existing Third Party License Agreements

Schedule 1.88:  List of AVEO Individuals for Purposes of Knowledge

Schedule 1.112:  Information to be Included in the POC Study Data Package

Schedule 3.3.4:  Provisions Required by Existing Third Party License Agreements to be Included in Sublicense Agreements

Schedule 4.2.1:  POC Study Requirements

Schedule 7.1.2:  EvoGenix Improvements

Schedule 9.2.1:  Licensed Patents

Exhibit A:  POC Development Plan

Exhibit B:  Initial Press Release

Exhibit C:  Technology Transfer Plan and Transfer of Regulatory Documents

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COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), entered into as of March 17, 2016 (the “Effective Date”), is entered into by and between CANbridge Life Sciences Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“CANbridge”), and AVEO Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“AVEO”).

INTRODUCTION

WHEREAS, prior to the Effective Date, AVEO has developed an ErbB3 (HER3) inhibitory Antibody Product candidate for the treatment of cancer;

WHEREAS, CANbridge wishes to obtain from AVEO and AVEO wishes to grant to CANbridge certain rights and licenses under Licensed Patents and Licensed Know-How to Develop, Manufacture and Commercialize the Product in the Licensed Territory (each as defined below); and

WHEREAS, CANbridge and AVEO therefore desire to provide for the development, manufacture and commercialization of the Product on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1“Accounting Standards” means, with respect to a Person, generally accepted accounting principles as practiced in the United States (“GAAP”) or applicable international standards followed by such Person.

1.2“Acquirer” has the meaning set forth in Section 3.5.1 (Effect of Acquisition Transaction).

1.3“Acquired Party” has the meaning set forth in Section 3.5.1 (Effect of Acquisition Transaction).

1.4“Acquisition Transaction” has the meaning set forth in Section 3.5.1 (Effect of Acquisition Transaction).

1.5“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.6“Adverse Event” or “AE” has the meaning set forth in 21 C.F.R. § 312.32 and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product, that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product.

1.7“Adverse Ruling” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.8 “Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such first Person.  For purposes of this Section 1.8 (Affiliate), “control” means (a) direct or indirect ownership of 50% or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership, or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.9 “Aggregate AVEO Third Party Royalty Obligation” means the aggregate effective royalty rate that AVEO is obligated to pay Third Parties on the sale of Products by AVEO, its Affiliates or Sublicensees in any Calendar Year pursuant to the terms of the Existing Third Party License Agreements, as such agreements exist as of the Effective Date.

1.10“Alliance Manager” has the meaning set forth in Section 2.6.1 (Appointment).

1.11“Antibody” means any immunoglobulin molecule (such as IgG) whether in monospecific, bispecific or any other form, and will include (a) any immunoglobulin fragment (such as Fv, Fab, F(ab')2) of any such immunoglobulin molecule containing one or more complementarity determining regions, (b) any fusion protein comprising any such immunoglobulin molecule or immunoglobulin fragment and any single chain antibody (such as scFv), and (c) any truncation or derivative of any of the foregoing.

1.12“Applicable Percentage” has the meaning set forth in Section 6.5 (Profit Share Payment).

1.13“AVEO Indemnified Parties” has the meaning set forth in Section 10.2 (Indemnification by CANbridge).

1.14“AVEO Invention” has the meaning set forth in Section 7.1.2 (Ownership).

1.15“Bankruptcy Code” has the meaning set forth in Section 3.7 (Bankruptcy Code § 365(n) Election).

1.16“Biologics License Application” or “BLA” means a biologics license application (as defined in Title 21 of the United States Code of Federal Regulations, parts 211 and 601, as amended) submitted to the FDA containing complete details of the manufacturing processes, chemistry, pharmacology, clinical pharmacology and the medical effects of a given biologic product, for purposes of obtaining Regulatory Approval for such biologic product in the United States.

1.17“Biosimilar Competition” means, with respect to any country in the Licensed Territory, that any one or more Third Parties sell Biosimilar Products in such country that have, in the aggregate, achieved [**]% or more of the aggregate market share of Products and Biosimilar Products (based on data provided by IMS Health Incorporated, Fairfield, Connecticut) in any Calendar Quarter as measured on an aggregate sales basis (in unit sales), or if such data is not available, a methodology to be mutually agreed upon by the Parties for estimating the percentage of aggregate sales (in unit sales) based on market share of Biosimilar Products in such country.

1.18“Biosimilar Product” means, as to any Product, a biologic product that is licensed by a Regulatory Authority as a biosimilar or bioequivalent to such Product based upon high similarity to the Product notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between such biological product and the Product in terms of the safety, purity, and potency. For purposes of clarity, a biologic product will be deemed to be biosimilar or bioequivalent to a Product for purposes of this definition to the extent such Product is used as the reference product in the application or submission made with respect to such biologic product under applicable Laws (including under the Biologics Price Competition and Innovation Act of 2009 and/or the United States Patient Protection and Affordable Care Act); provided, that, a product licensed or produced by CANbridge will not be deemed to be a Biosimilar Product for purposes of this Agreement.

1.19“Blocking Third Party Patent Rights” means, with respect to a Product in any country in the Licensed Territory, any Patent Rights owned or Controlled by a Third Party that are necessary to Manufacture, or necessary or useful to Develop or Commercialize, such Product in such country.

1.20“Blocking Third Party Intellectual Property Costs” means any royalties paid to a Third Party who owns or Controls Blocking Third Party Patent Rights in order to license or otherwise acquire the relevant rights to such Blocking Third Party Patent Rights.

1.21“Breaching Party” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.22“Business Day” means any day other than a Saturday or a Sunday on which the banks in New York, New York and Beijing, China are open for business.

1.23“Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

1.24“Calendar Year” means each 12 month period commencing on January 1, and ending on December 31.

1.25“CANbridge Indemnified Parties” has the meaning set forth in Section 10.1 (Indemnification by AVEO).

1.26“CANbridge Invention” has the meaning set forth in Section 7.1.2 (Ownership).

1.27“CANbridge Program Know-How” means any Safety Data and CMC Data Controlled by CANbridge or any of its Affiliates as of the Effective Date or during the Term that is necessary or useful to Exploit any Product.

1.28“CANbridge Program Patents” means any Patent Rights that are Controlled by CANbridge or any of its Affiliates as of the Effective Date or during the Term that Cover the Exploitation of any Product, but excluding CANbridge’s interest in the Joint Patent Rights.

1.29“Clinical Data” means any and all data (together with all clinical trial reports and the results of analyses thereof) derived or generated from any Clinical Study involving any Product conducted by or on behalf of a Party or from the testing of subjects or the analysis of samples used in any such Clinical Study.

1.30“Clinical Trial Application” or “CTA” has the meaning set forth in Section 1.76 (“IND”).

1.31“CMC” means the Chemistry, Manufacturing and Controls portion of any Regulatory Filing.

1.32“CMC Data” means any data included in the CMC portion of a Regulatory Filing and in the supporting development reports, with respect to any Product.

1.33“Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational, including any Phase II Clinical Study, Phase IIa Clinical Study, Phase III Clinical Study, or Phase IIIb Clinical Study.

1.34“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

1.35“Collaboration Agreement” has the meaning set forth in Section 4.4.2(a) (Exclusive Negotiation Period).

1.36“Combination Product” means any pharmaceutical product containing a Product and one or more other significantly active pharmaceutical ingredients.

1.37“Commence” or “Commencement” means, when used to describe a Clinical Study of a Product, the first dosing of the first human subject with such Product in such Clinical Study.

1.38“Commercialization”, “Commercializing” or “Commercialize” means any and all activities related to the pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, importing and exporting for sale, distribution, customer service and support, and post-marketing safety surveillance and reporting of a product (including a Product), but not including Manufacturing.

1.39“Commercially Reasonable Efforts” means, in respect of a Party, the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a company in the industry of a similar size and profile as such Party to Develop, Manufacture or Commercialize, as the case may be, a product owned by such company or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market and profitability potential to Product and taking into account all relevant factors including the patent and other proprietary position of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environments and competitive market conditions, and other technical legal, scientific, medical or commercial factors that such a company would reasonably deem to be relevant.

1.40“Competitive Program” has the meaning set forth in Section 3.5.1 (Effect of Acquisition Transaction).

1.41“Confidential Information” means (a) all trade secrets or confidential or proprietary information or tangible materials of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates pursuant to this Agreement, (b) “Confidential Information” (as defined in the Prior CDA) that was disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates under the Prior CDA, and (c) the terms and conditions of this Agreement; provided, however, that Confidential Information will not include information that:

(i)has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party or its Affiliates;

(ii)has been in the receiving Party’s or its Affiliates possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(iii)is subsequently received by the receiving Party or its Affiliate from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

(iv)has been independently developed by or for the receiving Party or its Affiliates without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

provided, further, that clauses (ii) through (iv) above will not apply to the terms and conditions of this Agreement.

All Regulatory Filings owned by a Party will be deemed to be the Confidential Information of such Party and such Party will be deemed to be the disclosing Party and the other Party will be deemed to be the receiving Party with respect thereto.

1.42“Contract Manufacturing Organization” or “CMO” means a Third Party contract manufacturing organization.

1.43“Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Filing or other intellectual property right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Person or its Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, Regulatory Filing or intellectual property right, without breaching the terms of any agreement with a Third Party.

1.44“Cost of Goods Sold” or “COGS” means, with respect to any Product Manufactured by CANbridge or its Affiliates under this Agreement, the reasonable internal and external costs of CANbridge or its Affiliates incurred in Manufacturing such Product, including: (a) to the extent such Product is Manufactured by CANbridge or its Affiliates, the cost of goods sold of such Product, consisting of direct materials and direct labor costs, plus overhead directly attributable to Product supplied (including pre-batch and post-batch specific cleaning, all directly incurred Manufacturing variances and a reasonable allocation of related Manufacturing administrative, facilities operations and facilities depreciation costs (to the extent not otherwise included as direct labor costs or overhead), which allocation will be mutually agreed in good faith by the Parties, but excluding facilities or plant start-up costs and costs associated with excess or idle capacity), all calculated in accordance with GAAP in the United States consistently applied, and (b) to the extent that such Product is Manufactured by a Third Party manufacturer (including a CMO), the actual fees paid by such Party or any of its Affiliates to the Third Party for the Manufacture, supply, testing, packaging, labeling and shipping of such Product, and any reasonable out-of-pocket and direct labor costs actually incurred by such Party or any of its Affiliates in managing or overseeing the Third Party relationship.  For purposes of clarity, if any material used to make a Product may be used to Manufacture multiple batches of Product and/or other compounds or products, the cost of such material will be appropriately allocated to such batches and/or other products or compounds and amortized over the useful life of such material in accordance with CANbridge’s Accounting Standards.

1.45“Cover,” “Covering” or “Covered” means, when referring to a Product: (a) with respect to a patent, that, in the absence of a license granted to a Person under a claim included in such patent, the practice by such Person of a specified activity with respect to such Product would infringe such claim (without regard to the validity or enforceability of such claim), or (b) with respect to a patent application, that, in the absence of a license granted to a Person under a claim included in such patent application, the practice by such Person of a specified activity with respect to such Product would infringe such claim if such patent application were to issue as a patent.

1.46“Development” or “Develop” means non-clinical and clinical drug research and development activities, whether before or after Regulatory Approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, and Regulatory Approval and Clinical Study regulatory activities. Development includes use and importation of the relevant compound or Product to conduct such Development activities.  Development will not include Commercialization activities.

1.47“Development Milestone Event” has the meaning set forth in Section 6.1.3 (Development Milestone Payments).

1.48“Development Milestone Payment” has the meaning set forth in Section 6.1.3 (Development Milestone Payments).

1.49“Development Report” has the meaning set forth in Section 4.3.4 (Development Records; Reports).

1.50“Distributor” means any Third Party appointed by a Party or any of its Affiliates to distribute, market and sell any Product, with or without packaging rights, in one or more countries in its respective territory, where such Third Party purchases its requirements of such Product from such Party or its Affiliates for a transfer price but does not make any royalty, profit share or similar payment to such Party based on sales of such Product.

1.51“Effective Date” has the meaning set forth in the preamble.

1.52“EPO” has the meaning set forth in Section 7.2.2 (In the North America Territory).

1.53“EMA” means the European Medicines Agency or any successor agency thereto.

1.54“ERBB3” means the human ErbB3 (aka HER3) polypeptide, including: (a) any species variants or homologs thereof; (b) any amino acid sequence variants or mutations of the foregoing, (c) any post-translational modifications of the foregoing; and (d) any derivative or fragment of the foregoing; provided, however, that the derivative or fragment elicits an Antibody that reacts with native human erbB3, when used as an antigen.

1.55“ERBB3 Antibody” means an Antibody that binds to ERBB3.

1.56“ESCC” has the meaning set forth in Section 1.113 (“POC Study”).

1.57“European Union” or “EU” means the countries of the European Union as constituted on the Effective Date and as it may be expanded or contracted from time to time after the Effective Date; provided, however, that the EU will always be deemed to include the United Kingdom, France, Germany, Italy and Spain.

1.58“Exclusive Negotiation Period” has the meaning set forth in Section 4.4.2(a) (Exclusive Negotiation Period).

1.59“Executive Officers” means (a) with respect to AVEO, the Chief Executive Officer of AVEO, and (b) with respect to CANbridge, the Chief Executive Officer of CANbridge.  If the position of any of the Executive Officers identified in this Section 1.59 (Executive Officers) no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable title of the Executive Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.

1.60“Existing Third Party License Agreements” means the license agreements by and between AVEO and Third Parties listed on Schedule 1.60 attached hereto.

1.61“Expanded License” has the meaning set forth in Section 4.4.2(a) (Exclusive Negotiation Period).

1.62“Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, offer for sale or otherwise exploit, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.63“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.64“FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq.

1.65“Field” means with respect to the Product, the diagnosis, treatment or prevention of disease in humans and/or animals.

1.66“First Commercial Sale” means with respect to a Product in any country, the first sale for monetary value for use or consumption by the end user of such Product in such country after the receipt of the Marketing Authorization for such Product has been obtained in such country.

1.67“Force Majeure Event” has the meaning set forth in Section 14.9 (Force Majeure).

1.68“FTE” means the equivalent of the work of one duly qualified employee of CANbridge full time for one year (consisting of a total of [**] hours per year) carrying out work under any this Agreement. The portion of an FTE for an individual during a given accounting period will be determined by dividing the number of hours worked directly by said individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [**] working hours per Calendar Year.

1.69“GAAP” has the meaning set forth in Section 1.1 (Accounting Standards).

1.70“GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal Products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational

New Drug Application), and (d) the equivalent applicable Laws in any relevant country, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.71“GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.72“GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the Eudralex guidelines, (c) the principles detailed in the applicable ICH guidelines, (d) the conduct of an inspection by a Qualified Person and the execution by such Qualified Person of an appropriate certification of inspection; and (e) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.73“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.74“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.75“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.76“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, including a Clinical Trial Application (“CTA”) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.77“Indemnified Party” means a Person entitled to indemnification under ARTICLE 10 (Indemnification; Damages).

1.78“Indemnifying Party” means a Party from whom indemnification is sought under ARTICLE 10 (Indemnification; Damages).

1.79“Infringement Action” has the meaning set forth in Section 7.4.3 (Enforcement of Licensed Patents in the North America Territory).

1.80“Infringement Claim” has the meaning set forth in Section 7.5 (Claimed Infringement).

1.81“Insolvent Party” has the meaning set forth in Section 3.7 (Bankruptcy Code § 365(n) Election).

1.82“International Chamber of Commerce” or “ICC” has the meaning set forth in Section 13.1 (Arbitration).

1.83“Invention” has the meaning set forth in Section 7.1.1 (Inventorship).

1.84“Joint Know-How” means any Know-How that is first conceived or reduced to practice jointly by the Parties or their Affiliates or others acting on behalf of the Parties or their Affiliates in the conduct of Development, Manufacturing or Commercialization of the Product under this Agreement during the Term.

1.85“Joint Patent Rights” means any Patent Rights that contain one or more claims that Cover Joint Know-How.

1.86“JSC” has the meaning set forth in Section 2.1 (Formation; Purposes and Principles).

1.87“Know-How” means all chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.88“Knowledge” or “Known” means, with respect to AVEO, the actual knowledge of any of the individuals listed on Schedule 1.88 attached hereto.

1.89“Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments or ordinances of any Governmental Authority, or any license, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.90“Licensed Know-How” means any Know-How Controlled by AVEO or its Affiliates as of the Effective Date or during the Term (including any AVEO Inventions and AVEO’s interest in the Joint Know-How) that is necessary or useful to Exploit a Product in the Field and in the Territory.

1.91“Licensed Patents” means any Patent Rights Controlled by AVEO or its Affiliates as of the Effective Date or during the Term (including (a) the Patent Rights identified on Schedule 9.2.1 (Licensed Patents) and (b) AVEO’s interest in the Joint Patent Rights), in each case, that are necessary or useful to Exploit a Product in the Field and in the Territory.

1.92“Licensed Territory” means worldwide, excluding the North America Territory.

1.93“Licensed Territory Infringement Action” has the meaning set forth in Section 7.4.2 (Enforcement of Licensed Patents in the Licensed Territory).

1.94“Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action by a Third Party.

1.95“MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Regulatory Authority in any EU country if the centralized EMA filing procedure is not used, or (b) any other equivalent or related regulatory submission, in either case to gain approval to market a Product in any country in the EU, and, in each case, including any amendments thereto, and supplemental applications but excluding Pricing and Reimbursement Approval applications.

1.96“Major Market Country” means each of China, Japan, the United Kingdom, France, Italy, Spain, and Germany.

1.97“Manufacture” or “Manufacturing” means all activities related to the production of a Product, including the production of any of the following to the extent used in a Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including but not limited to the following activities: reference standard preparation, cell bank preparation, mammalian cell production, purification, formulation, scale-up, packaging, disposition of product, quality assurance oversight, quality control testing (including in-process release and stability testing), storage of product or any component or ingredient thereof and validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.

1.98“Marketing Authorization” means the grant of all necessary permits, registrations, authorizations, licenses and approvals (or waivers) required for the Manufacture and Commercialization of a Product for use in the Field and in the Territory, including any Regulatory Approval for sale or marketing, and, where required, Pricing and Reimbursement Approvals.

1.99“Net Sales” means, with respect to a Product for any period, the total gross amount billed or invoiced on sales of such Product during such period by CANbridge, its Affiliates, or Sublicensees (other than Distributors and Profit Share Sublicensees) in the Licensed Territory to Third Parties (including Distributors), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Product and actually incurred, paid or accrued by CANbridge, its Affiliates or Sublicensees and not otherwise recovered by or reimbursed to CANbridge, its Affiliates, or Sublicensees:

(a)trade, cash, price, and quantity discounts actually given to Third Parties;

(b)price reductions, rebates or other payments, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities or other payees;

(c)taxes and other governmental charges and fees on sales (such as sales, value added, or use taxes, other than income taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced and borne by such Third Party;

(d)amounts repaid or credited by reason of rejections, defects, return goods allowances, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(e)the portion of administrative fees, chargeback payments and rebates (or the equivalent thereof) paid during the relevant time period to group purchasing organizations, Governmental Authorities, trade customers, managed health care organizations or pharmaceutical benefit managers or Medicare prescription drug plans (or analogous plans) relating to such Product;

(f)bad debts actually written off which are attributable to sales of Products not to exceed 1% of Net Sales, to the extent such amounts have not been previously deducted;  provided, however, that any such amounts that are written off will be added back in a subsequent period to the extent later collected; and

(g)freight, insurance, import/export, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of such Product.

Net Sales will not include transfers or dispositions of Product for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes, in all cases, without consideration.  Net Sales will include the amount or fair market value of all other consideration received by CANbridge, its Affiliates or Sublicensees in respect of the Product, whether such consideration is in cash, payment in kind, exchange or other form.  Net Sales will be calculated only once for the first bona fide arm's length sale of a Product by a CANbridge, its Affiliates or its permitted Sublicensees to a Third Party, and will not include sales between or among CANbridge, its Affiliates, or Sublicensees (other than Distributors or as described in the following paragraph regarding Profit Share Sublicensees).

In the event of a sale of a Product by CANbridge or its Affiliates to a Profit Share Sublicensee, then the Net Sales for such Product in a given Calendar Quarter will (A) include the transfer price payment (minus any applicable deductions set forth in clauses (a) through (g) above) for such Product sold to the Profit Share Sublicensee in such Calendar Quarter and (B) exclude the Profit Share Payment and any amounts paid to the Profit Share Sublicensee in connection with its subsequent resale of such Product.

Subject to the above, Net Sales will be calculated in accordance with the standard internal policies and procedures of CANbridge, its Affiliates, or Sublicensees, if any, copies of which policies and procedures will be furnished to AVEO upon request, and which must in any case be in accordance with its Accounting Standards.

In the event a Product is sold in the form of a Combination Product, then the Net Sales for any such Combination Product will be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/(A +B), where A is the weighted (by sales volume) average sale price of the Product when sold separately in finished form in the country in which the Combination Product is sold and B is the weighted (by sales volume) average sale price of the other product(s) which contain the other significantly active ingredient(s) included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other significantly active pharmaceutical ingredient(s) included in the Combination Product, then the Parties will in good faith discuss and agree on a pro-rata allocation of the Net Sales that reflects the Product's contribution to the Combination Product on an equitable basis; provided, however, that, (i) until such time as the Parties reach agreement upon an appropriate pro-rata allocation, the Parties will use a deemed allocation equal to fifty percent (50%) between the Product and the other product(s) which contain the other significantly active ingredient(s) for purposes of determining Net Sales (which allocation the Parties hereby agree will not be used as a benchmark or point of reference for the actual allocation to be agreed upon by the Parties) and (ii) promptly following the Parties reaching agreement on the appropriate pro-rata allocation, an adjustment will be made in future payments of Net Sales for such Combination Product to account for the difference between the deemed allocation and the agreed-upon allocation.

1.100“Non-Acquired Party” has the meaning set forth in Section 3.5.2 (Protective Procedures).

1.101“Non-Breaching Party” has the meaning set forth in Section 12.2.1 (Termination for Material Breach).

1.102“North America Territory” means the United States, Canada and Mexico, and their respective territories and possessions.

1.103“North America Infringement Action” has the meaning set forth in Section 7.4.3 (Enforcement of Licensed Patents in the North America Territory).

1.104“On-Going Clinical Study” has the meaning set forth in Section 12.3.7 (On-Going Trials).

1.105“Party” means either AVEO or CANbridge; “Parties” means AVEO and CANbridge, collectively.

1.106“Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.

1.107“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.108“Phase II Clinical Study” means a clinical study in humans of the safety, dose ranging and efficacy of a pharmaceutical Product, as described in federal regulation 21 C.F.R. § 312.21(b) and its foreign equivalents.

1.109“Phase IIa Clinical Study” means a Phase II Clinical Study specifically designed to assess dosing range and requirements.

1.110“Phase III Clinical Study” means a controlled clinical study, or a portion of a controlled study, in humans of the efficacy and safety of a Product, which study (in its entirety or portion, as applicable), is prospectively designed to demonstrate statistically whether such Product is effective and safe for use in a particular indication in a manner sufficient to file an BLA, MAA or other Regulatory Approval Application to obtain Regulatory Approval, as further defined in federal regulation 21 C.F.R. § 312.21(c) and its foreign equivalents.  For clarity, with respect to what is commonly called a phase 2/3 study, the Phase III Clinical Study definition is met upon the first patient, first visit in the portion of such study that is prospectively designed to demonstrate statistically whether such pharmaceutical Product is effective and safe for use in a particular indication in a manner sufficient to file a BLA, MAA or other Regulatory Approval Application to obtain Regulatory Approval, as further defined in federal regulation 21 C.F.R. § 312.21(c) and its foreign equivalents.

1.111“POC Development Plan” means the written plan for CANbridge’s Development efforts in connection with the conduct of the POC Study (including a description of the POC Study itself), prepared and finalized by CANbridge in accordance with Section 4.2 (Development Authorities), as amended from time to time in accordance with this Agreement.

1.112“POC Study Data Package” means a package of information regarding the results of the POC Study containing the information and data described in Schedule 1.112.

1.113“POC Study” means, with respect to a Product, a Phase IIa Clinical Study that is appropriately designed (a) to demonstrate efficacy in Esophageal Squamous Cell Carcinoma (“ESCC”) through relevant primary and/or secondary efficacy endpoints as described in the POC Development Plan and (b) to support generation of efficacy data that would allow movement of such Product into a Phase IIa Clinical Study or Phase III Clinical Study that would support the regulatory strategy of seeking Regulatory Approval for ESCC in the Territory.

1.114“POC Study ROFN” has the meaning set forth in Section 4.4 (POC Study ROFN).

1.115“POC Study ROFN Period” has the meaning set forth in Section 4.4 (POC Study ROFN).

1.116“Pricing and Reimbursement Approval” means, with respect to a Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Product, in a given jurisdiction prior to sale of such Product in such jurisdiction.

1.117“Prior CDA” means the Confidential Disclosure Agreement between AVEO and CANbridge, dated 4th February 2015 (the “Prior CDA Effective Date”).

1.118“Prior CDA Effective Date” has the meaning set forth in Section 1.117 (Prior CDA).

1.119“Product” means any product that contains, incorporates, comprises or is derived from any ERBB3 Antibody (a) that is discovered, Developed or Controlled by or on behalf of AVEO or any of its Affiliates prior to or during the Term or (b) the Development, Manufacture or Commercialization of which is Covered by a Licensed Patent.

1.120“Profit Share Payments” means any payments made by a Profit Share Sublicensee to CANbridge or its Affiliates with respect to any Product that are calculated based on a percentage of a Profit Share Sublicensee’s markup or profit on its resale of such Product.

1.121“Profit Share Sublicensee” means a Sublicensee in any country in the Territory other than in Europe and Japan that (a) purchases Products from CANbridge or its Affiliate in consideration for a transfer price and (b) pays AVEO or its Affiliate a percentage of its markup or profit on the resale of such Products.

1.122“Qualified Person” or “QP” means a qualified person as defined the Clinical Trial Directive 2001/20/EC and Annex 13 to the European GMP Guide.

1.123“Recall” means a Party’s removal or correction of a Product following (a) notice or request of any Regulatory Authority or (b) the good faith determination by such Party that an event, incident or circumstance has occurred that required such a recall of such Product.  A Recall does not include a market withdrawal or a stock recovery.

1.124“Regulatory Approval Application” means a BLA, an MAA or other equivalent application to seek Regulatory Approval of a Product for sale or marketing in any country(ies) outside the United States, as defined in the applicable Laws and filed with the Regulatory Authority of such country(ies).

1.125“Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Product in the Field in a country(ies), excluding separate Pricing and Reimbursement Approval that may be required.

1.126“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the clinical development, manufacture, marketing and sale of a Product in a country, including FDA in the United States and EMA in the EU.

1.127“Regulatory Documentation” means the documents set forth on Exhibit C.

1.128“Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to a Product, including any documents submitted to any Regulatory Authority, including INDs, Regulatory Approval Applications, and all correspondence with any Regulatory Authority with respect to any Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.129“ROFN” has the meaning set forth in Section 4.4.3 (Right of First Negotiation).

1.130“ROFN Opportunity” has the meaning set forth in Section 4.4.1 (POC Study ROFN).

1.131“ROFN Period” has the meaning set forth in Section 4.4.3 (Right of First Negotiation).

1.132“Royalty Term” has the meaning set forth in Section 6.3.2 (Royalty Term).

1.133“Rules” has the meaning set forth in Section 13.1 (Arbitration).

1.134“Safety Data” means any Adverse Event information from human trials and all results from non-clinical safety studies, including, but not limited to, toxicology and carcinogenity data (if any), with respect to a Product required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws, but excluding any information related to the efficacy of the Product.

1.135“Sales Milestone Event” has the meaning set forth in Section 6.1.4 (Sales Milestone Payments).

1.136“Sales Milestone Payment” has the meaning set forth in Section 6.1.4 (Sales Milestone Payments).

1.137“Serious Adverse Event” or “SAE” has the meaning set forth in 21 C.F.R. § 312.32, and generally means any Adverse Event that (a) results in death, (b) is life-threatening, (c) requires inpatient hospitalization or prolongation of existing hospitalization, (d) results in persistent or significant disability or incapacity or (e) is a congenital anomaly or birth defect.

1.138“Severed Clause” has the meaning set forth in Section 14.4 (Severability).

1.139“Significant Development Event” means any of the following Development events: (a) any material interaction and/or written correspondence between a Party and any Regulatory Authority with respect to any Product; (b) any material event with respect to any Clinical Study involving any Product; and (c) any material result obtained in the conduct of any Clinical Study involving any Product during the period covered by the Development Report.

1.140“Sublicense” has the meaning set forth in Section 3.3.3 (Sublicense Requirements).

1.141“Sublicense Payment” has the meaning set forth in Section 6.2.1 (Sublicense Payments).

1.142“Sublicense Revenue Percentage” has the meaning set forth in Section 6.2.1 (Sublicense Payments).

1.143“Sublicense Revenue” means all payments received by CANbridge or its Affiliates from a Sublicensee in consideration for a Sublicense, including upfront payments, maintenance fees and development milestone payments, but excluding payments received based on sales of Products, such as royalty payments, sales milestone payments or profit share payments (including Profit Share Payments). For the avoidance of doubt, Sublicense Revenue will not include (a) amounts paid to CANbridge by a Sublicensee (i) in respect of future Development costs or in consideration of services performed by CANbridge, to the extent such Development costs or services represent a transaction for fair market value, or (ii) as a loan or equity investment in CANbridge, provided, however, that any portion of such loan or equity investment that does not represent a transaction for fair market value would be included as a Sublicense Revenue and (b) any transfer price payments and/or Profit Share Payments paid to CANbridge by a Profit Share Sublicensee.

1.144“Sublicensee” means, with respect to a Party, a Third Party sublicensee of rights granted to such Party under this Agreement or a Third Party licensee of rights with respect to a Product which rights are retained by such Party under this Agreement with respect to such Product.

1.145“Supply Agreement” has the meaning set forth in Section 5.1.5 (Supply Terms).

1.146“Technology Transfer” has the meaning set forth in Section 5.1.1 (Transfer of Licensed Know-How).

1.147“Technology Transfer Plan” has the meaning set forth in Section 5.1.1 (Transfer of Manufacturing Know-How).

1.148“Term” has the meaning set forth in Section 12.1 (Term).

1.149“Territory” means the Licensed Territory for CANbridge and the North America Territory for AVEO, as applicable.

1.150“Third Party” means any Person other than a Party or any of its Affiliates.

1.151“Third Party Claim” has the meaning set forth in Section 10.3.1 (Notice).

1.152“Third Party Collaboration Agreement” has the meaning set forth in Section 4.6.1 (Unblocking Rights).

1.153“Third Party Partner” has the meaning set forth in Section 4.6.1 (Unblocking Rights).

1.154“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.155“United States,” “U.S.” “US” or “US Territory” means the United States of America and its territories and possessions.

1.156“UPC” has the meaning set forth in Section 7.6 (EU Unitary Patent System).

1.157“USPTO” has the meaning set forth in Section 7.2.2 (In the North America Territory).

1.158“Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal or (b) a pending patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal; provided, that, if a pending patent application has been pending for longer than seven years from the date of filing of the initial priority application, then such corresponding claim in such pending patent application will not be deemed to be a Valid Claim.

1.159“Validation of Manufacturing Development” means the validation, to CANbridge’s reasonable satisfaction, of the Manufacturing development activities conducted by AVEO prior to the Effective Date, which in any event will occur upon the completion by CANbridge or its designated CMO of an engineering run of Product drug substance using the manufacturing process used by AVEO to manufacture Product drug substance prior to the Effective Date, which engineering run enables CANbridge to perform its planned preclinical studies with respect to the Product.

1.160“Withholding Party” has the meaning set forth in Section 6.9.2 (Tax Withholding).

ARTICLE 2
GOVERNANCE; JOINT STEERING COMMITTEE

2.1Formation; Purposes and Principles.  Promptly following the Effective Date, but in no event later than [**] days thereafter, AVEO and CANbridge will form a joint steering committee (the “JSC”) to provide oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement.

2.2Specific Responsibilities.  In addition to its overall responsibility to provide oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement, the JSC will:

(a)review and approve changes to the POC Development Plan proposed by CANbridge on an as-needed basis;

(b)review and discuss, as necessary, the Parties’ Development and Manufacturing activities related to the Products, including the performance of each Party, or a Party’s Affiliate or Sublicensee, as applicable, in performing the activities under the POC Development Plan;

(c)coordinate and share information with respect to the Development and Commercialization of Products;

(d)keep each Party reasonably informed of the other Party’s Development and Manufacturing activities and Commercialization activities and interactions with Regulatory Authorities, by receiving updates from the Party conducting such activities;

(e)attempt to resolve in the first instance all matters between the Parties that are in dispute; and

(f)perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties.

2.3Membership.  The JSC will be composed of an equal number of representatives appointed by each of AVEO and CANbridge.  Each individual appointed by a Party as a representative to the JSC will be an employee or contractor of such Party, or an employee or contractor of such Party’s Affiliate.  Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson.  The JSC will be co-chaired by one designated representative of each Party.  The co-chairperson of the JSC will cast its Party’s vote on the JSC and such designee will have the authority to make decisions on behalf of such Party.  The co-chairpersons will be responsible for (a) calling meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the co-chairpersons will include any agenda items proposed by either Party on such agenda, and (c) preparing and issuing minutes of each meeting promptly thereafter.  Each JSC representative will be subject to confidentiality obligations no less stringent than those in ARTICLE 8 (Confidentiality and Publicity).

2.4Meetings; Reports.  The JSC will hold meetings [**] during the Term for so long as the JSC exists; provided, however, that, in the event the Parties enter into a Collaboration Agreement or an Expanded License pursuant to Section 4.4.2 (North America Territory ROFN), the JSC will meet no less frequently than [**]. At least [**] Business Days prior to each meeting of the JSC, each Party will provide a reasonably detailed report describing its Development and Manufacturing activities under the POC Development Plan and this Agreement conducted to date.  The JSC may meet in person or by audio or video conference as its representatives may mutually agree.  Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacture or Commercialization of the Products may be invited by the members of the JSC to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those in ARTICLE 8 (Confidentiality and Publicity); provided, further, that each representative appointed by a Party to take action at a meeting will have sufficient authority to execute such action on behalf of such Party.  No action taken at a meeting will be effective unless at least one representative of each Party is present or participating.  Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.

2.5Decision-Making; Escalation to Executive Officers.  The Parties will endeavor in good faith to reach unanimous agreement with respect to all matters within the JSC’s authority.

Should the JSC not be able to reach agreement with respect to such matter at a duly called meeting of the JSC, either Party may refer such matter to the Executive Officers for resolution, and the Executive Officers will attempt to resolve the matter in good faith.  If the Executive Officers fail to resolve such matter within [**] Business Days after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then decisions regarding such matter may be finally determined by CANbridge; provided, however, that CANbridge will only exercise such final decision-making authority after the good faith consideration of AVEO’s position; and provided, further, that CANbridge will not be entitled to use such final decision-making authority, and any decision must be unanimous in the event of any disagreement or deadlock at the JSC, with respect to the following matters:

2.5.1any amendment of the POC Development Plan in a manner that fails to satisfy the minimum requirements set forth in Section 4.2 (Development Authorities), unless such amendment is the result of AVEO’s failure to comply with its obligations under this Agreement;

2.5.2the negation of any consent right or other rights specifically allocated to AVEO under this Agreement or any obligation of CANbridge set forth in this Agreement; or

2.5.3the expansion or narrowing of the responsibilities of the JSC.

For clarity, AVEO will have the sole right to make any final decisions related to the Development, Manufacture and/or Commercialization by AVEO of the Product in the North America Territory.

2.6Alliance Managers.

2.6.1Appointment.  Each Party will have the right, but not the obligation, to appoint a person to oversee interactions between the Parties for all matters related to the Development and Commercialization of Products between meetings of the JSC (each, an “Alliance Manager”).  The Alliance Managers will have the right to attend all meetings of the committees as non-voting participants and may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed and will have such other responsibilities as the Parties may mutually agree in writing.  Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization matters, respectively, by notice in writing to the other Party.

2.6.2Responsibility.  The Alliance Managers, if appointed, will have the responsibility of creating and maintaining a constructive work environment within the JSC and between the Parties for all matters related to this Agreement.  Without limiting the generality of the foregoing, each Alliance Manager will:

(a)provide a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement; coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(b)take such other steps as may be required to ensure that meetings of the committees occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including the giving of proper notice and the preparation and approval of minutes)

and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE 3
LICENSE GRANTS

3.1AVEO License Grant; Right of Reference.

3.1.1Exclusive License Grant.  Subject to the terms and conditions of this Agreement, including the provisions of Section 4.4.2(b) (Failure to Reach Agreement), AVEO hereby grants to CANbridge an exclusive (even with respect to AVEO and its Affiliates), sublicenseable (subject to Section 3.3.1 (CANbridge Right to Sublicense)), royalty-bearing right and license under the Licensed Patents and Licensed Know-How to (a) Develop, Manufacture, Commercialize and otherwise Exploit the Product in the Field in the Licensed Territory, and (b) Develop and Manufacture Products outside the Licensed Territory solely for the purpose of Commercializing such Products inside the Licensed Territory.

3.1.2CANbridge Right of Reference.  Subject to the terms of this Agreement, AVEO hereby grants to CANbridge access to, and a right of reference with respect to, (a) its Regulatory Filings and corresponding documentation to the extent Controlled by AVEO as of the Effective Date, and (b) Safety Data and CMC Data contained or referenced in any Regulatory Filings and corresponding documentation Controlled by AVEO at any time during the Term, in each case ((i) and (ii)), for the sole purpose of Developing and Manufacturing the Product in the Licensed Territory.  For clarity, the foregoing will not obligate AVEO to maintain an active IND or Regulatory Approval Application with respect to any Product.

3.2CANbridge License Grant; Right of Reference.

3.2.1License Grant. Subject to the terms and conditions of this Agreement, CANbridge hereby grants to AVEO a non-exclusive, royalty-free, sublicenseable (subject to Section 3.3.2 (AVEO Right to Sublicense)), right and license under the CANbridge Program Patents and CANbridge Program Know-How (a) to Develop, Manufacture, Commercialize, use and otherwise Exploit the Product in the Field in the North America Territory and (b) to Develop Products outside the North America Territory solely for the purpose of Commercializing such Products inside the North America Territory.

3.2.2AVEO Right of Reference.  Subject to the terms of this Agreement, CANbridge hereby grants to AVEO access to, and a right of reference with respect to, Safety Data and CMC Data contained or referenced in any Regulatory Filing and corresponding documentation Controlled by CANbridge during the Term for the sole purpose of Developing and Manufacturing the Product in the North America Territory. For clarity, the foregoing will not obligate CANbridge to maintain an active IND or Regulatory Approval Application with respect to any Product.

3.3Sublicensing and Subcontracting.

3.3.1CANbridge Right to Sublicense.  CANbridge will have the right to grant Sublicenses (through multiple tiers) to its Affiliates or Third Parties of any and all rights granted to CANbridge by AVEO pursuant to Section 3.1 (AVEO License Grant; Right of Reference), provided, however, that CANbridge will provide AVEO with written notice of its intent to grant any such Sublicense (or an option to receive a Sublicense) of rights to Commercialize the Product pursuant to this Section 3.3.1 (CANbridge Right to Sublicense) at least [**] days, with respect to any country in Europe, and at least [**] days, with respect to any country in the Licensed Territory outside of Europe, before it enters into any agreement containing any such Sublicense (or option to receive a Sublicense), and CANbridge will consider in good faith any AVEO proposal for such Sublicense (or option to receive a Sublicense) to be granted to it.  In the event that CANbridge grants a Sublicense pursuant to this Section 3.3.1 (CANbridge Right to Sublicense), CANbridge will remain responsible for its obligations under this Agreement and will ensure that each of its Sublicensees complies with all relevant provisions of this Agreement.

3.3.2AVEO Right to Sublicense.  AVEO will have the right to grant Sublicenses (through multiple tiers) to its Affiliates or Third Parties of any and all rights granted to AVEO by CANbridge pursuant to Section 3.2 (CANbridge License Grant; Right of Reference), provided, however, that in the event that AVEO grants a sublicense pursuant to this Section 3.3.2 (AVEO Right to Sublicense), AVEO will remain responsible for its obligations under this Agreement and will ensure that each of its Sublicensees complies with all relevant provisions of this Agreement.

3.3.3Sublicense Requirements.  Each license or Sublicense granted by a Party to an Affiliate or a Third Party (including any subcontractor) pursuant to Section 3.3.1 (CANbridge Right to Sublicense) or 3.3.2 (AVEO Right to Sublicense) (a “Sublicense”) will be in writing and will be consistent with the relevant restrictions and limitations set forth in this Agreement.  No Sublicense or subcontract will diminish, reduce or eliminate any obligation of either Party under this Agreement.

3.3.4Performance by CANbridge Sublicensees.   CANbridge will promptly provide AVEO with a copy of any fully executed Sublicense agreement covering any Sublicense granted hereunder.  Any such Sublicense agreement entered into by CANbridge will contain the following provisions:  (a) a requirement that such Sublicensee submit applicable sales or other reports to AVEO to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (b) an audit requirement consistent with that set forth in Section 6.8 (Financial Audits); (c) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use of Confidential Information contained in Section 8.1 (Confidential Information) with respect to AVEO’s Confidential Information; and (d) those provisions required by the Existing Third Party License Agreements that are listed on Schedule 3.3.4 attached hereto.

3.4Exclusivity Covenant.  During the Term, neither AVEO and its Affiliates nor CANbridge and its Affiliates will directly or indirectly conduct, have conducted, engage in or fund any activity that involves the Development or Commercialization of any ErbB3 inhibitory Antibody product other than the Product pursuant to the terms and conditions set forth in this Agreement.

3.5Acquisition Transactions.

3.5.1Effect of Acquisition Transaction. Notwithstanding anything to the contrary in this Agreement, in the event of an acquisition of a Party or its business (an “Acquired Party”) by a Third Party (an “Acquirer”) after the Effective Date, directly or indirectly, whether by merger, asset purchase or otherwise (each, an “Acquisition Transaction”), then, as to any such

Acquirer, (a) any Patent Rights, Know-How, or Regulatory Approvals that are held at the time of such acquisition by the Acquirer, or any Affiliate of the Acquirer that becomes an Affiliate of the Acquired Party as a result of such acquisition, will be deemed not to be Controlled by the Acquired Party, and (b) subject to Section 3.5.2 (Protective Procedures), such Acquirer will not be obligated to comply with the covenants in Section 3.4 (Exclusivity Covenant), as applicable, with respect to any program involving the research, development or commercialization of any ErbB3 inhibitory Antibody product conducted by such Acquirer immediately prior to such acquisition (a “Competitive Program”).

3.5.2Protective Procedures. Notwithstanding the foregoing, concurrently with the consummation of the Acquisition Transaction, the Acquired Party will prepare, present to the other Party (the “Non-Acquired Party”) for its review, and implement a plan that outlines the  procedures to be implemented to establish an ethical wall to ensure that (a) any information with respect to this Agreement or any Product that is disclosed to the Acquiring Party during due diligence is returned to the other Party or destroyed, (b) subject to subsection (a), all Confidential Information, in both hard and electronic copy, of AVEO and CANbridge that relates to this Agreement or the Product will be kept separate from the Acquirer, (c) the Acquirer will not use any Know-How or Patent Rights Controlled by the Acquired Party immediately prior to the Acquisition Transaction at any time during the Term to research, develop and/or commercialize any Competitive Program, (d) no employees of the Acquired Party or its Affiliates work on any product that is the subject of the Competitive Program for a period of at least one year following such employee’s conclusion of work on the Development or Commercialization of a Product, and (e) no employees of such Acquirer or its Affiliates as of the date of consummation of the Acquisition Transaction will thereafter conduct any activities that involve the Development or Commercialization of any Product. In addition, the resources devoted by the Acquired Party to, and the efforts of the Acquired Party required for, the conduct of the Competitive Program will not be factored into, or otherwise affect, CANbridge’s obligations under Sections 4.3.1 (Development Diligence) or 5.2.3 (Commercialization Diligence). The procedures set forth in this Section 3.5.2 (Protective Procedures) will remain in place during the Term of this Agreement.

3.6Reservation of Rights.  No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights.  All rights not expressly granted by either Party or its Affiliates to the other under this Agreement are reserved. Without limiting the generality of the foregoing, AVEO hereby retains the right under the Licensed Patents and Licensed Know-How (a) to Develop, Commercialize and Manufacture all products that do not comprise or contain an ERBB3 Antibody, (b) to perform its obligations under this Agreement, (c) to Develop Products for Commercialization in the North America Territory and (d) to Develop Products outside the North America Territory solely for the purpose of Commercializing such Products inside the North America Territory.

3.7Bankruptcy Code § 365(n) Election.  All rights and licenses now or hereafter granted under or pursuant to this Agreement, including pursuant to Section 3.1 (AVEO License Grant; Right of Reference) and Section 3.2 (CANbridge License Grant; Right of Reference), are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)).  Each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.  In the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code (the “Insolvent Party”), the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to it under this Agreement and all embodiments of such intellectual property (including all information related to such intellectual property and rights of reference with respect to Regulatory Approvals), and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the Insolvent Party continues to perform all of its obligations under this Agreement, or (b) if not delivered or granted under (a) above, following the rejection of this Agreement by or on behalf of the Insolvent Party upon written request therefore by the other Party. The Parties hereto acknowledge and agree that all payments by CANbridge to AVEO under this Agreement, other than royalty payments pursuant to Section 6.3 (Royalties), do not constitute royalties within the meaning of Bankruptcy Code §365(n) or relate to licenses of intellectual property under this Agreement.

3.8No Inconsistent Third Party Agreements.  During the Term, neither AVEO nor any of its Affiliates will enter into any license of intellectual property pursuant to which AVEO or any of its Affiliates grants to a Third Party rights under or to Know-How and Patent Rights, or otherwise enters into any agreement, that would contravene or be inconsistent or in conflict with the rights of CANbridge or the obligations of AVEO under this Agreement.  During the Term, neither AVEO nor any of its Affiliates will amend, modify or terminate any in-license of Third Party intellectual property (including, without limitation, any such in-license that is in effect as of the Effective Date) without the prior written consent of CANbridge (which may be granted or withheld by CANbridge in its absolute discretion) if such amendment, modification or termination would materially adversely affect any of the rights that CANbridge or any of its Affiliates has under this Agreement.

ARTICLE 4
DEVELOPMENT

4.1Development Responsibilities.  Subject to the terms and conditions of this Agreement, including this ARTICLE 4 (Development):

(a)CANbridge will be solely responsible, at its own expense, for Developing Products for the purpose of obtaining Regulatory Approval and Commercializing Products in the Licensed Territory; provided, however, that, AVEO will have the right, at its sole cost and expense, to file an IND and conduct Clinical Studies for the Product in any country in the Licensed Territory in any indication in which CANbridge or its Affiliates or Sublicensees does not have an active IND for the same indication in such country, for the sole purpose of obtaining Marketing Authorization and Commercializing the Product in the North America Territory; provided further, that such IND and such Clinical Studies for the Product would not reasonably be expected to materially and adversely affect the Development or Commercialization of the Product in the Licensed Territory.

(b)AVEO will be solely responsible, at its own expense, for Developing Products for the purpose of obtaining Regulatory Approval and Commercializing

Products in the North America Territory; provided, however, that CANbridge will have the right, at its sole cost and expense, to file an IND and conduct Clinical Studies for the Product in any country in the North America Territory in any indication in which AVEO or its Affiliates or Sublicensees does not have an active IND for the same indication in such country, for the sole purpose of obtaining Marketing Authorization and Commercializing the Product in the Licensed Territory; provided, that, such IND and such Clinical Studies for the Product would not reasonably be expected to materially and adversely affect the Development or Commercialization of the Product in the North America Territory.

4.2Development Authorities.

4.2.1POC Development Plan.  The Development of the Products under this Agreement will be governed by the POC Development Plan. The initial approved POC Development Plan is attached hereto as Exhibit A.  The POC Development Plan will include, with respect to the Product, the strategy for pre-clinical and clinical studies necessary to demonstrate proof-of-concept for the Product for the treatment of squamous cell esophagus cancer, including a POC Study meeting the requirements set forth in Schedule 4.2.1.  The activities set forth in the POC Development Plan will at all times be designed to be in compliance with all applicable Laws.

4.2.2Post-POC Development.  Within [**] days after the date of delivery of the POC Study Data Package CANbridge will prepare and provide to the JSC a post-POC development plan that will include (a) the proposed Development strategy to be used in order to receive Marketing Authorization for the Product in the Field in the Licensed Territory through the date on which such Marketing Authorization is received in any Major Market Country and (b) the expected timelines applicable to the conduct of all Clinical Studies involving the Product.  In addition, if AVEO determines to Develop the Product for the North America Territory, AVEO will prepare and provide to the JSC a forward-looking plan summarizing its Development strategy for the Product in the North America Territory for purposes of coordination and information sharing. Notwithstanding the foregoing, if either Party is Developing or Commercializing a product for the same indication as the Product, then the other Party will not be required to provide such Party or the JSC with its post-POC development plan. To the extent there are any material updates to CANbridge’s post-POC development plan, from time to time CANbridge will promptly provide such updates to AVEO through the JSC.

4.2.3Development Principles. The Parties will each conduct the Development of Products both pursuant to and outside of the scope of the POC Development Plan in accordance with the following principles, except to the extent (if any) otherwise expressly provided in the POC Development Plan or this Agreement, and the JSC will take into account and attempt to implement the following principles in its decision-making, including preparation, review and approval of any updates to and amendments of the POC Development Plan:

(a)Regardless of the specific division of responsibility between the Parties for particular activities at any particular time, the JSC will serve as a conduit for sharing information, knowledge and expertise relating to the Development and Commercialization of the Product.

(b)CANbridge will not conduct, or authorize or cause its Affiliates or any Sublicensees to conduct, any Development activity with respect to the Product if such activity would reasonably be likely to have a material adverse impact on the Development of the Product in the North America Territory.

(c)AVEO will not conduct, or authorize or cause its Affiliates or any Sublicensees to conduct, any Development activity with respect to the Product if such activity would reasonably be likely to have a material adverse impact on the Development of the Product in the Licensed Territory.

(d)Neither Party will conduct any Development activity with respect to the Product without first notifying the other Party of its intent to do so and discussing and coordinating such Development with the other Party’s Development activities, provided, that, if a Party is Developing or Commercializing a product for the same indication as the Product as of the date of any such discussions or coordination activities with the other Party, that Party will implement procedures reasonably acceptable to the other Party to ensure that none of its employees who are actively participating in the Development or Commercialization of the product for the other indication participates in, or has access to the information disclosed in, such discussions or coordination activities.

4.3Development Diligence; Manner of Performance; Reports.

4.3.1Development Diligence. CANbridge (directly and through its Affiliates and Sublicensees) will use Commercially Reasonable Efforts to: (a) Develop and Manufacture Products in accordance with the POC Development Plan; and (b) Develop, Manufacture, and obtain Regulatory Approval for the Product in each Major Market Country in the Licensed Territory.

4.3.2Development Responsibility.  CANbridge will be responsible for the day-to-day implementation of the Development activities for which it (or any of its Affiliates) is assigned responsibility under this Agreement and the POC Development Plan, and will keep AVEO reasonably informed as to the progress of such activities.  CANbridge will perform its Development obligations under this Agreement in good scientific manner and in compliance with all applicable Laws (including with respect to each such activity that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a regulatory filing or Regulatory Approval Application, then-current Good Laboratory Practice Standards and Good Clinical Practices).

4.3.3Clinical Studies. Notwithstanding anything to the contrary in this Agreement, CANbridge may terminate or suspend any Clinical Study relating to the Products of which it or its Affiliate or Sublicensee is the sponsor, without the approval or consent of the JSC or AVEO, if (a) a Regulatory Authority, institutional review board or safety data review board for such Clinical Study has required or recommended such termination or suspension or (b) CANbridge believes in good faith that such termination or suspension is warranted because of observed safety risks to the study subjects or patients. In either case, CANbridge will promptly notify AVEO in writing of such termination or suspension.

4.3.4Development Records; Reports.  Each Party will maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it with respect to the Development of the Products and all information resulting from such Development work. Such records, including any electronic files where such information may also be contained, will fully and properly reflect all Development work done and results achieved in the Development of the Product in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Periodically, but no less frequently than [**], to the extent that a Party has conducted any Development activities over such [**], such Party will deliver to the JSC a report (each, a “Development Report”) containing reasonably detailed information regarding its progress with respect to the Development of the Product in such Party’s Territory, which will include a summary of (a) all Development activities conducted and results obtained with respect to each Product, (b) any Significant Development Events applicable to any Product, (c) a summary of all (i) Know-How conceived or reduced to practice over such period and (ii) Clinical Data, including Safety Data and CMC Data, generated by such Party over such period and (d) with respect to CANbridge, (i) reasonable evidence of its satisfaction of the minimum requirements set forth in  Section 12.2.3 (Termination by AVEO) and (ii) a non-binding estimate of the expected timing of any Development Milestone Event and Sales Milestone Event to be achieved with respect to each Product.

4.3.5POC Study Data Package. Within [**] days following the database lock of the POC Study, CANbridge will deliver the POC Study Data Package to AVEO.

4.3.6Notice of Investigation or Inquiry.  If any Regulatory Authority (a) contacts a Party or its Affiliate with respect to the alleged improper Development, Manufacture or Commercialization of any Product, (b) conducts, or gives notice of its intent to conduct, an inspection at a Party’s or its Affiliate’s facilities used in the Development or Manufacturing of Product, or (c) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of a Party or its Affiliate that could reasonably be expected to adversely affect any Development, Manufacture or Commercialization activities with respect to a Product in the other Party’s Territory, then such Party will promptly notify the other Party of such contact, inspection or notice.  In addition, each Party will provide the other Party with at least [**] days’ advance notice of any meeting with any Regulatory Authority regarding any Regulatory Approval Application for any Product or any such audit or inspection conducted by any Regulatory Authority at any site at which such Product is being Manufactured or Clinical Studies with respect to such Product are being conducted. To the extent any such meeting is between CANbridge and any Regulatory Authority in Europe, then, to the extent that CANbridge reasonably determines that there is space sufficient for AVEO representatives to attend such meeting and such attendance by AVEO will not delay the proposed timing for the meeting, AVEO may elect to send representatives reasonably acceptable to CANbridge to participate in any such meeting at AVEO’s sole cost and expense.

4.4Rights of First Negotiation.

4.4.1POC Study ROFN. Commencing on the Effective Date until the date of AVEO’s receipt of the POC Study Data Package (“POC Study ROFN Period”), AVEO will and hereby does grant to CANbridge a right of first negotiation with respect to any license or co-development agreement under which AVEO would grant to any Third Party any rights to Develop or Commercialize the Product in any country in the North America Territory (the “ROFN Opportunity”). If AVEO determines that it desires to enter into an agreement with a Third Party with respect to such rights during the POC Study ROFN Period, then AVEO will so notify CANbridge and CANbridge will have the option, within [**] days of receipt of such notice from

AVEO, to notify AVEO of its desire to negotiate for such contemplated Third Party rights (the “POC Study ROFN”). Following AVEO’s receipt of such notice from CANbridge, the Parties will negotiate exclusively in good faith the terms and conditions of an agreement with respect to such contemplated rights for a reasonable period of time, such period not to exceed [**] days. If CANbridge exercises the POC Study ROFN and the Parties are unable to reach agreement during such [**] day period (or such longer period as the Parties may agree), then, (a) for the remainder of the POC Study ROFN Period, if any, AVEO will not enter into any agreement with a Third Party with respect to Development or Commercialization of the Product in the North America Territory on terms more favorable, in the aggregate, to the Third Party than the final offer proposed by AVEO to CANbridge during the POC Study ROFN Period and (b) subject to the foregoing, AVEO will thereafter have no obligation to CANbridge with respect to the ROFN Opportunity and will have the right to pursue itself, or to negotiate and execute an agreement with any Third Party with respect to, the ROFN Opportunity.

4.4.2North America Territory ROFN.

(a)Exclusive Negotiation Period. During the period not to exceed [**] months following the date of AVEO’s receipt of the POC Study Data Package, AVEO and CANbridge will exclusively negotiate with each other in good faith (the “Exclusive Negotiation Period”) the terms and conditions under which (a) CANbridge and AVEO would enter into a collaboration agreement pursuant to which the Parties would co-Develop the Product in the squamous cell esophagus cancer therapeutic field, including the sharing of the Development costs thereof (the “Collaboration Agreement”), or (b) the North America Territory would become included within the Licensed Territory for all purposes under this Agreement (the “Expanded License”).

(b)Failure to Reach Agreement. In the event that the Parties are unable to reach agreement with respect to either a Collaboration Agreement or an Expanded License during the Exclusive Negotiation Period pursuant to Section 4.4.2(a) (Exclusive Negotiation Period), then, subject to Section 4.4.3 (Right of First Negotiation):

(i)each Party will have the right to continue the Development of the Product within their respective Territories in accordance with this Agreement;

(ii)except with respect to Safety Data and CMC Data, CANbridge would not grant to AVEO (i) any access to Clinical Data developed or obtained by CANbridge with respect to the Product in the Licensed Territory or (ii) a right of reference with respect to its Regulatory Filings owned or Controlled by CANbridge or its Affiliates in the Licensed Territory; and

(iii)except with respect to Safety Data and CMC Data, AVEO would not grant to CANbridge (i) any access to new Clinical Data developed or obtained by AVEO with respect to the Product in the North America Territory or (ii) a right of reference with respect to its new Regulatory Filings owned or Controlled by AVEO or its Affiliates and developed or filed after the Effective Date.

4.4.3Right of First Negotiation.  Following any failure to reach agreement pursuant to Section 4.4.2(b) (Failure to Reach Agreement), AVEO will be free to pursue itself and/or to negotiate and grant rights to one or more Third Parties under intellectual property rights Controlled by AVEO with respect to Development and/or Commercialization of the Product in the North America Territory; provided, however, that, if during the [**] month period following the end of the Exclusive Negotiation Period (the “ROFN Period”), AVEO determines that it desires to enter into an agreement with a Third Party with respect to such rights, AVEO will so notify CANbridge and CANbridge will have the right, within [**] days of receipt of such notice from AVEO, to notify AVEO of its desire to negotiate for such contemplated Third Party rights (the “ROFN”). Following AVEO’s receipt of such notice from CANbridge, the Parties will negotiate in good faith the terms and conditions of an agreement with respect to such contemplated rights for a reasonable period of time, such period not to exceed [**] days. If CANbridge exercises the ROFN and the Parties are unable to reach agreement during such [**] day period (or such longer period as the Parties may agree), then, (a) for the remainder of the ROFN Period, if any, AVEO will not enter into any agreement with a Third Party with respect to Development or Commercialization of the Product in the North America Territory on terms more favorable, in the aggregate, to the Third Party than the final offer proposed by AVEO to CANbridge during the ROFN Period and (b) subject to the foregoing, AVEO will thereafter have no obligation under this Agreement to negotiate with CANbridge with respect to the Development or Commercialization of the Product in the North America Territory and will have the right to pursue itself, and/or to negotiate and execute an agreement with any Third Party with respect to, the Development or Commercialization of the Product in the North America Territory.

4.5Regulatory Submissions and Regulatory Approvals.

4.5.1Ownership of Regulatory Approvals.  CANbridge or its relevant Affiliates will have the sole right to file and hold all Regulatory Filings for the Products in the Field in the Licensed Territory and may file and hold Regulatory Filings in the North America Territory, in accordance with the POC Development Plan solely for the purpose of Developing Products for the Licensed Territory. AVEO or its relevant Affiliates will have the sole right to file and hold Regulatory Filings in the North America Territory related to the Products for the purpose of Developing and Commercializing the Products in the North America Territory. The Parties will file and hold all Regulatory Filings in eCTD format.

4.5.2Regulatory Cooperation.

(a)CANbridge Responsibilities. Subject to applicable Law and this Section 4.5.2 (Regulatory Cooperation), CANbridge will oversee, monitor and manage all regulatory interactions, communications and filings with, and submissions to, Regulatory Authorities with respect to the Products in the Licensed Territory. CANbridge will have final decision making authority regarding all regulatory activities, including the labeling strategy and the content of submissions within such Licensed Territory, subject to the terms and conditions of this Agreement; provided, however, that, the foregoing will not apply to any Development activities conducted by AVEO in the Licensed Territory as permitted by this Agreement.

(b)AVEO Responsibilities. Subject to applicable Law and this Section 4.5.2 (Regulatory Cooperation), AVEO will oversee, monitor and manage all regulatory interactions, communications and filings with, and submissions to, Regulatory Authorities with respect to the Products in the North America Territory.  AVEO will have final decision making authority regarding all regulatory activities, including the labeling strategy and the content of submissions within such North America Territory, subject to the terms and conditions of this Agreement; provided, however, that, the foregoing will not apply to any Development activities conducted by CANbridge in the North America Territory as permitted by this Agreement. AVEO will also provide reasonable regulatory and administrative support and assistance to CANbridge in connection with the submission of its IND application for the Product in China, including but not limited to, (i) the provision of a notarized authorization letter and business license and (ii) the provision of a notarized copy of the GLP certificate of AVEO’s contract research organization responsible for the performance of preclinical experiments on the Product.

4.5.3Regulatory Notification.  Solely to the extent that, and for so long as, AVEO has an active IND or Regulatory Approval Application with respect to any Product, the following will apply:

(a)Each Party will report to the other Party all Adverse Events or Serious Adverse Events with respect to any Product, as the case may be, in its respective territory, within timeframes consistent with its reporting obligations under applicable Laws and in any event no later than [**] hours following receipt of notification by the clinical site of a Serious Adverse Event, which report will, in each case, include the circumstances and nature of such Serious Adverse Event.  In addition, to the extent requested by a Party, the other Party will promptly provide to such Party any other information or materials that such Party may require to provide to any Regulatory Authority with respect to any such Serious Adverse Event.

(b)Each Party will promptly notify the other Party upon its determination that any event, incident or circumstance has occurred that may result in the need for a Recall, market withdrawal or stock recovery of a Product (but in no event later than [**] hours and in all cases prior to the execution of such Recall, market withdrawal or stock recovery).  For all Recalls, the Parties will reasonably consult with each other with respect to the actions to be taken to address such Recall.  Subject to the foregoing, (i) for all Recalls, market withdrawals and stock recoveries that are taken in the Licensed Territory, CANbridge will be responsible for execution, and AVEO will reasonably cooperate in all such efforts and (ii) for all Recalls, market withdrawals and stock recoveries that are taken in the North America Territory, AVEO will be responsible for execution, and CANbridge will reasonably cooperate in all such efforts.  All expenses incurred in connection with any Recall (including expenses for notification, destruction and return of the affected Product and any refund to customers of amounts paid for such Product) in the Licensed Territory will be the sole responsibility of CANbridge, and, subject to any allocation of responsibility to CANbridge as a manufacturer of Product that is set forth in the Supply Agreement, all expenses incurred in connection with any Recall in the North America Territory will be the sole responsibility of AVEO.

(c)The Parties will enter into a pharmacovigilance agreement on reasonable and customary terms that sets forth, among other things, guidelines and procedures for the receipt, investigation, recording, review, communication, reporting and exchange between the Parties of Adverse Event reports (which for the purposes of information exchange between the Parties will include Adverse Events as well as reports of pregnancy, claims of lack of efficacy, overdose, abuse, misuse, medication errors, occupational expose and off-label use), technical complaints, periodic safety update reports and any other information concerning the safety of the Products anywhere in the world and the maintenance of a global safety database with respect to the Products.

4.6Third Party Partners.

4.6.1Unblocking Rights. If, at any time during the Term, either Party enters into an agreement (a “Third Party Collaboration Agreement”) with one or more Third Party(ies) (the “Third Party Partner”) to Develop and/or Commercialize a Product in the Field in the United States (with respect to AVEO) or a Major Market Country (with respect to CANbridge), respectively, such Party will use Commercially Reasonable Efforts to negotiate the terms of the Third Party Collaboration Agreement regarding intellectual property that are necessary to permit such Party to license or sublicense to the other Party any Patent Rights and Know-How developed in the course of activities pursuant to the Third Party Collaboration Agreement that are necessary or useful for the other Party to Develop, Manufacture and Commercialize Products in its respective territory in accordance with this Agreement.

4.6.2Global Coordination. Each Party will use Commercially Reasonable Efforts to include in any Third Party Collaboration Agreement a good faith obligation on such Third Party Partner to participate in discussions with AVEO and CANbridge at least annually to facilitate information sharing and the global coordination of the Development, Manufacture and Commercialization of Products.

ARTICLE 5
MANUFACTURE AND COMMERCIALIZATION

5.1Technology Transfer and Manufacture.

5.1.1Transfer of Licensed Know-How. Promptly after the Effective Date, AVEO will take such steps as may be reasonably necessary to transfer to CANbridge all Licensed Know-How (including all historical process or analytical development information (i.e. all experimentally or literature-derived data used to Develop the Product through the completion of Technology Transfer)) that is necessary or useful to enable the Manufacture and Development of the Product, including the Regulatory Documentation set forth on Exhibit C, by providing copies or samples of relevant documentation, materials and other embodiments of such Know-How, including data within reports, notebooks and electronic files, and by making available its qualified technical personnel on a reasonable basis to consult with CANbridge with respect to such Know-How (“Technology Transfer”). Such Technology Transfer will be conducted in accordance with the technology transfer plan attached hereto as Exhibit C (the “Technology Transfer Plan”).   Each Party will bear its own internal costs incurred in the course of the Technology Transfer to the extent set forth in the Technology Transfer Plan; provided, that, any such costs and expenses incurred by either Party that are not included as part of the Technology Transfer Plan will be the sole responsibility of CANbridge.

5.1.2Manufacturing Responsibility.  Subject to Section 5.1.3 (Right of AVEO to Manufacture) and Section 5.1.4 (Technology Transfer), CANbridge will have the obligation to Manufacture and supply AVEO with its requirements of Product in connection with the Development and Commercialization of Products by AVEO in the North America Territory pursuant to this Agreement, subject to agreement by the Parties of a commercially reasonable forecasting process to be defined in the Supply Agreement.

5.1.3Right of AVEO to Manufacture.  Notwithstanding the foregoing, if at any time during the Term (a) the per unit price of any Product Manufactured by CANbridge (as opposed to being Manufactured by a Third Party CMO) quoted by CANbridge is higher by [**]% or more than the lowest binding commitment to supply submitted by a Third Party CMO to AVEO and shared with CANbridge or (b) CANbridge does not have the capacity, or is otherwise unable, to supply AVEO with its requirements of Product in a GMP-compliant manufacturing facility adequate for the Manufacture of such Product, then, in either such case, AVEO will have the right (but not the obligation) to Manufacture such Product itself or have such Product Manufactured by such Third Party CMO and in order to satisfy all of its requirements of such Product. AVEO may exercise its rights under this Section 5.1.3 (Right of AVEO to Manufacture) with respect to any Product by giving prior written notice to CANbridge.

5.1.4Technology Transfer. Upon receipt by CANbridge of written notice from AVEO under Section 5.1.3 (Right of AVEO to Manufacture), CANbridge will provide reasonable assistance to enable AVEO to Manufacture or have Manufactured such Product. Such assistance will include, without limitation, engaging in any technology transfer process required in order to enable AVEO or any Third Party CMO engaged by AVEO to Manufacture such Product. If such written notice is the result of a lower Third Party CMO supply price as set forth in Section 5.1.3(a) (Right of AVEO to Manufacture), then AVEO will be responsible for the costs and expenses of any such assistance provided by CANbridge under this Section 5.1.4 (Technology Transfer). If such written notice is the result of CANbridge’s inability to meet AVEO’s capacity requirements as set forth in Section 5.1.3(b) (Right of AVEO to Manufacture), then CANbridge will be responsible for the costs and expenses of any such assistance provided by CANbridge under this Section 5.1.4 (Technology Transfer).

5.1.5Supply Terms.  Subject to Sections 5.1.3 (Right of AVEO to Manufacture) and 5.1.4 (Technology Transfer), AVEO hereby agrees to purchase any and all of its requirements of Product during the Term from CANbridge at a transfer price equal to CANbridge’s COGS (which amount will be no greater than CANbridge’s own COGS for the same Product in the Licensed Territory) plus [**]%, provided, however, that: CANbridge uses a CMO reasonably acceptable to AVEO for such Manufacture of Products that (a) is comparable in cost to other CMOs in the industry performing similar manufacturing work, and (b) has been inspected by the FDA and inspected by the applicable Regulatory Authority in the EU or by a Qualified Person in the EU authorized to sign the required certificate (as required by Clinical Directive 2001/20/EC and Annex 13 to the European GMP Guide) and, in any such case, found to be in material compliance with all applicable Laws. The Parties will execute a supply agreement containing supply and quality terms and conditions consistent with this Agreement and typical for such agreements (the “Supply Agreement”), including the right of AVEO to audit CANbridge’s records of COGS applicable to the Manufacture of Products and the requirement that all Products supplied by CANbridge hereunder be Manufactured in accordance with GMP and the applicable Product specifications.

5.2Commercialization.

5.2.1Responsibilities of the Parties.

(a)In the Licensed Territory. CANbridge will be solely responsible, at its expense, for Commercializing the Product in the Licensed Territory.

(b)In the North America Territory. AVEO will be solely responsible, at its expense, for Commercializing the Product in the North America Territory.

(c)Commercialization Plan.  At any time prior to the first submission of a Regulatory Approval Application with respect to a Product in any country in the Licensed Territory, CANbridge will prepare and provide to the JSC, a Commercialization plan that will include (i) a launch plan for each Product in each of the Major Market Countries; (ii) the projected commercial infrastructure and sales force to be used with respect to such Product in each of the Major Market Countries; (iii) a [**]-year sales forecast for such Product in the Licensed Territory and for each of the Major Market Countries; and (iv) the projected pricing for the Product in each of the Major Market Countries, provided, however, that if AVEO is Developing or Commercializing a product (other than the Product) for the same indication as the Product, then CANbridge will not be required to provide AVEO or the JSC with a Commercialization plan for that Product.  At any time prior to the first submission of a Regulatory Approval Application with respect to a Product in any country in the North America Territory, AVEO will prepare and provide to the JSC its projected pricing for the Product in the North America Territory.

(d)Compliance by CANbridge.  CANbridge will perform its Commercialization obligations under this Agreement in good scientific manner and in compliance in all material respects with all applicable Laws, including, for purposes of clarity, applicable GLPs, GMPs or Good Clinical Practices (and, as appropriate, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Licensed Territory).

(e)Reports by CANbridge.  CANbridge will keep AVEO regularly informed of the progress of its efforts to Commercialize Products in the Licensed Territory through reports to the JSC not less than [**].

(f)Importation or Resale of Products.  The Parties recognize that it is possible that Products originally sold by a Party (or its Affiliates, Sublicensees or Distributors) in its territory may be imported and resold in the other Party’s territory.  Each Party will take reasonable measures to prevent any such imports and/or sales, to the full extent permitted by applicable Law. Without limiting the foregoing, each Party will, and will cause its Affiliates, Sublicensees and Distributors to, (a) label Products sold by it as being for sale in its territory (or a country thereof); and (b) refrain from selling Products to any entity that such Party or its Affiliates, Sublicensees or Distributors has reason to believe will resell quantities of Product in the other Party’s territory.

5.2.2No Violation. Notwithstanding anything to the contrary contained herein, neither Party (including its Affiliates and Sublicensees) will be obligated to undertake or continue any Commercialization activities with respect to the Products if such Party reasonably determines that performance of such Commercialization activity would violate applicable Law or infringe any Third Party Patent Rights.

5.2.3Commercialization Diligence. CANbridge will (directly and through its Affiliates and Sublicensees) use Commercially Reasonable Efforts and will cause its Affiliates and Sublicensees to use Commercially Reasonable Efforts to Commercialize the Product in each

Major Market Country in the Licensed Territory in which such Product receives Regulatory Approval.

ARTICLE 6
FINANCIAL PROVISIONS

6.1Upfront Payment; Reimbursement of Manufacturing Development Costs; Milestone Payments.

6.1.1Upfront Payment.  Subject to the terms and conditions of this Agreement, CANbridge will pay AVEO a non-refundable, non-creditable payment in the amount of US $1,000,000, which upfront payment will be due and payable to AVEO within [**] Business Days following the Effective Date.

6.1.2Reimbursement of Manufacturing Development Costs.  Subject to the terms and conditions of this Agreement, CANbridge will reimburse AVEO for the costs and expenses incurred by AVEO in connection with the conduct by AVEO of Manufacturing development activities with respect to the Product prior to the Effective Date in the aggregate amount of US $1,000,000, (a) US $500,000 of which will be due and payable to AVEO on the earlier of (i) the date of completion by CANbridge of the Validation of Manufacturing Development, or (ii) 12 months from the Effective Date and (b) the remaining US $500,000 of which will be due and payable to AVEO on the earlier of (i) the date of completion by CANbridge of the Validation of Manufacturing Development or (ii) 18 months from the Effective Date.

6.1.3Development Milestone Payments.  Subject to the terms and conditions of this Agreement, CANbridge will pay to AVEO the following non-refundable, non-creditable one-time milestone payments (each, a “Development Milestone Payment”) within [**] days of CANbridge or its Affiliates achieving each of the following milestones in the relevant Territory (each a “Development Milestone Event”):

Development Milestone Event	Territory	Development Milestone Payment
[**]	[**]	[**]
[**]	[**]	[**]
	[**]	[**]
	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Each Development Milestone Payment will be payable only upon the first achievement of the applicable Development Milestone Event, and no amounts would be due for subsequent or repeated achievements.  Notwithstanding the foregoing, in the event that CANbridge sublicenses all or any portion of the rights granted to it under Section 3.1 (AVEO License Grant; Right of

Reference) in (a) the EU, (b) Japan, or (c) the entirety of China, Taiwan and South Korea, then, in lieu of paying the Development Milestone Payments to AVEO in any such country or countries, CANbridge will instead pay to AVEO the payment set forth in Section 6.2 (Sublicense Revenue) below.  For purposes of this Section 6.1.3 (Development Milestone Payments), the [**].

6.1.4Sales Milestone Payments.  Subject to the terms and conditions of this Agreement, CANbridge will pay to AVEO the following non-refundable, non-creditable one-time sales milestone payments (each, a “Sales Milestone Payment”) within [**] days following the end of the first Calendar Year during the Royalty Term in which the aggregate Net Sales of the Product by CANbridge and its Affiliates in the Licensed Territory achieves each of the following sales thresholds (each a “Sales Milestone Event”):

Sales Milestone Event	Sales Milestone Payment
Aggregate Net Sales Greater than or Equal to US $[**]	[**]
Aggregate Net Sales Greater than or Equal to US $[**]	[**]
Aggregate Net Sales Greater than or Equal to US $[**]	[**]
Aggregate Net Sales Greater than or Equal to US $[**]	[**]

Each Sales Milestone Payment will be payable only upon the first achievement of the applicable Sales Milestone Event, and no amounts would be due for subsequent or repeated achievements.

6.1.5Milestone Event Notice.  Within [**] Business Days after a Party becomes aware that a Milestone Event was achieved, it will notify the other Party thereof in writing.

6.2Sublicense Revenue.

6.2.1Sublicense Payments. In the event that CANbridge sublicenses all or any portion of the rights granted to it under Section 3.1 (AVEO License Grant; Right of Reference) in (a) the EU, (b) Japan, or (c) the entirety of China, Taiwan and South Korea, then CANbridge will pay to AVEO a percentage of all Sublicense Revenue received by it from such Sublicensees within [**] days following the receipt of such Sublicense Revenue, at the percentages set forth below (such percentage, the “Sublicense Revenue Percentage” and such payment, the “Sublicense Payment”):

Timing of Sublicense Grant	Sublicense Revenue Percentage
Any Sublicense granted [**]	[**]
Any Sublicense granted [**]	[**]
Any Sublicense granted [**]	[**]

Any Sublicense granted [**]	[**]

6.2.2Adjustment to Certain Sublicense Revenue.  In the event that (a) any Sublicense Revenue received by CANbridge pursuant to Section 6.2.1 (Sublicense Payments) is in the form of a development milestone payment that is attributable to the receipt by the applicable Sublicensee of Regulatory Approval of a Product in any EU country and (b) the amount of the Sublicense Payment due and payable by CANbridge to AVEO pursuant to Section 6.2.1 (Sublicense Payments) as a result of such development milestone is less than $[**], CANbridge will pay AVEO, in addition to the applicable Sublicense Payment, an amount equal to the difference between such Sublicense Payment and $[**] (such difference, the “Additional Payment”); provided, however, that, CANbridge will have the right to credit the full amount of the Additional Payment against any other payments that are due and payable by CANbridge under this Agreement to AVEO on and after such date.

6.3Royalties.

6.3.1Royalty Rates. Subject to the terms and conditions in this Agreement, on a country-by-country and Product-by-Product basis during the applicable Royalty Term, CANbridge will pay to AVEO royalties on Net Sales of Products (whether by CANbridge, its Affiliates or Sublicensees) in the Licensed Territory, as calculated by multiplying the applicable royalty rates below by the corresponding amount of incremental Net Sales in the Licensed Territory of all Products in each Calendar Year:

Annual Net Sales of Products	Royalty Rate
For that portion of aggregate annual Net Sales less than US $[**]	[**]
For that portion of aggregate annual Net Sales greater than or equal to US $[**] and less than US $[**]	[**]
For that portion of aggregate annual Net Sales greater than or equal to US $[**] and less than US $[**]	[**]
For that portion of aggregate annual Net Sales greater than or equal to US $[**]	[**]

For example, if the Net Sales of the Product in the Licensed Territory in a given Calendar Year totaled $[**], CANbridge would pay to AVEO [**], for a total royalty payment [**] equal to $[**].

6.3.2Royalty Term.  Royalties will be due under this Section 6.3.2 (Royalty Term) with respect to a Product and country in the Licensed Territory during the period commencing on the First Commercial Sale of such Product in such country and ending upon the later of (a) the expiration of the last Valid Claim within the Licensed Patents Covering the Product in such country, (b) the expiration of regulatory data exclusivity in such country, and (c) the 10th anniversary of the First Commercial Sale in such country (such period, the “Royalty Term”). Notwithstanding the foregoing, and subject to Section 6.6.3 (Sales Prior to Receipt of Marketing Authorization), sales of Product prior to receipt of Marketing Authorization for a Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” will constitute Net Sales subject to the payment of royalties pursuant to this Section 6.3 (Royalties) if such sale is made at a price greater than the cost of goods for such Product.

6.4Royalty Payments and Reports.  CANbridge will pay to AVEO any amounts due pursuant to Section 6.3.1 (Royalty Rates) within [**] days after the end of each Calendar Quarter, and will provide to AVEO concurrently with such payment a statement setting forth (a) the amount of Net Sales of Products in each country in the Licensed Territory during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars); (b) the type and amount of permitted deductions from gross sales to determine Net Sales and the total amount of such deductions; (c) the applicable royalty rates for all Products in each country in the Licensed Territory after applying any permitted deductions set forth above; and (d) a calculation of the amount of royalty due to AVEO.  Sublicense Payments will be made by CANbridge with respect to each Product that is the subject of a Sublicense agreement [**] days after the end of each Calendar Quarter in which CANbridge receives any Sublicense Revenue from a Sublicensee, and CANbridge will provide to AVEO concurrently with such payment a statement setting forth (y) the amount of Sublicense Revenue received in each country in the Licensed Territory during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and (z) the total amount of exclusions from Sublicense Revenue to determine the applicable Sublicense Payments.

6.5Profit Share Payments.  In the event that CANbridge receives any Profit Share Payment from Profit Share Sublicensees in any Calendar Quarter during the Royalty Term in any country in the Licensed Territory other than in Europe and Japan, then CANbridge will pay to AVEO [**]% of such Profit Share Payment within [**] days following the end of such Calendar Quarter. CANbridge will provide to AVEO concurrently with such payment a statement setting forth the amount of Profit Share Payments received during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars).

6.6Payment Reductions.

6.6.1Biosimilar Competition.  If at any time during the Royalty Term there is Biosimilar Competition for a Product in any country in the Licensed Territory in which such Product is then being sold by CANbridge or an Affiliate or Sublicensee, then the applicable royalties in effect with respect to such Product in such country as specified in Section 6.3.1 (Royalty Rates) will be reduced by [**]%.

6.6.2Blocking Third Party Intellectual Property.  With respect to a particular country in the Licensed Territory, CANbridge will be entitled to deduct from royalty payments under Section 6.3 (Royalties) otherwise payable to AVEO in such country [**]% of any Blocking Third Party Intellectual Property Costs paid by CANbridge under a license to Blocking Third Party Patent Rights obtained by CANbridge and applicable to such country.

6.6.3Sales Prior to Receipt of Marketing Authorization. With respect to sales of a Product in a country in the Licensed Territory prior to the receipt of Marketing Authorization (including, “treatment IND sales,” “named patient sales,” and “compassionate use sales”) that are at a price greater than the cost of goods for such Product, then if the actual price received for such Product is lower than the projected sale price in such country set forth in the Commercialization plan provided by CANbridge to the JSC pursuant to Section 5.2.1(c) (Commercialization Plan), then CANbridge will be entitled to reduce the royalty payments under Section 6.3 (Royalties) otherwise payable to AVEO with respect to such sale in such country by a percentage equal to the percentage difference between the actual price received for such Product and such projected sale price set forth in the CANbridge Commercialization plan until such time as Marketing Authorization is received. For example, if the projected sale price in a Commercialization plan for a Product prior to the receipt of Marketing Authorization is $[**] but the actual price received for such Product is $[**], then the applicable royalty to AVEO for such Product will be reduced by [**]% until such time as Marketing Authorization is received.

6.6.4Maximum Annual Reduction.  In no event will the reductions in Sections 6.6.1 (Biosimilar Competition), 6.6.2 (Blocking Third Party Intellectual Property) and 6.6.3 (Sales Prior to Receipt of Marketing Authorization) reduce the royalty rates under Section 6.3 (Royalties) in any Calendar Year to less than the greater of (a) [**]% of the royalty rates set forth in Section 6.3.1 (Royalty Rates) or (b) a rate equal to the sum of the Aggregate AVEO Third Party Royalty Obligation and the Applicable Percentage (as defined below); provided, however, that CANbridge will be entitled to carry forward to future Calendar Years any amounts with respect to which CANbridge would have been entitled to make a deduction pursuant to this Section 6.6.4 (Maximum Annual Reduction) but for such maximum annual reduction.  As used herein, the “Applicable Percentage” means (i) [**]% if any portion of the reduction in the royalty rate is pursuant to Section 6.6.1 (Biosimilar Competition) and (ii) [**]% if no portion of the reduction in royalty rate is pursuant to Section 6.6.1 (Biosimilar Competition).

6.7Reimbursement of Third Party Expenses.  CANbridge will reimburse AVEO for the following milestone payments that AVEO is obligated to pay to Third Parties under the license agreements set forth on Schedule 1.60 (AVEO In-License Agreements) within [**] days of the first achievement of each milestone event set forth below:

Third Party Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Each Third Party milestone payment set forth in this Section 6.7 (Reimbursement of Third Party Expenses) will be due and payable (i) only upon the first achievement of the applicable milestone event, and no amounts would be due for subsequent or repeated achievements, and (ii) only if the achievement of such milestone results in AVEO being required to make a milestone payment no smaller than the corresponding amount set forth above to a Third Party pursuant to an agreement set forth on Schedule 1.60 (AVEO In-License Agreements).

6.8Financial Audits.

6.8.1Record Keeping. CANbridge and its Affiliates will keep complete and accurate records in accordance with its Accounting Standards of the items underlying (a) the Sales

Milestone Payments, (b) the Development Milestone Payments, (c) Net Sales, (d) royalty payments, (e) Sublicense Revenue, (f) Profit Share Payments, (g) its satisfaction of the minimum requirements set forth in Section 12.2.3 (Termination by AVEO), (h) any other elements thereof required to prepare the reports or calculate payments required under this Agreement (including any payments made under Section 6.6.3), and (i) any other payments under this Agreement. AVEO will have the right [**], at its own expense, to have an independent, certified public accountant, selected by AVEO and reasonably acceptable to CANbridge, review any such records of CANbridge in the location(s) where such records are maintained by CANbridge upon reasonable prior written notice, during regular business hours and under obligations of confidentiality, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement, within the prior [**] Calendar Year period.  The records for any Calendar Year may be audited no more than once.

6.8.2Audit Period. Upon the expiration of [**] years following the end of any Calendar Year, the calculation of amounts payable with respect to such Calendar Year will be binding and conclusive.

6.8.3Audit Report. The report prepared by the independent certified public accounting firm, a copy of which will be sent or otherwise provided to each Party by such independent public accountant at the same time, will contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies.  No other information will be provided to AVEO without the prior consent of CANbridge unless disclosure is required by Law, regulation or judicial order, and if so determined by AVEO, it will, if permitted, give CANbridge prior notice thereof reasonably sufficient for CANbridge to seek a protective order against or limiting such disclosure.  If such report shows any underpayment, CANbridge will remit to AVEO, within [**] days after receipt of such report, (a) the amount of such underpayment and (b) if such underpayment exceeds [**]% of the total amount owed for the period then being audited, the reasonable out-of-pocket costs incurred in conducting such review.  Any overpayments will be refunded by AVEO within [**] days of receipt of the audit report or will be deducted from future payments owed to AVEO, in the sole discretion of AVEO.  The Parties mutually agree that all information subject to review under this Section is Confidential Information of CANbridge and that AVEO will retain and cause the accountant to retain all such information in confidence in accordance with ARTICLE 8 (Confidentiality and Publicity).

6.9Tax Matters.

6.9.1Tax Responsibility. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement, except as expressly set forth in this Section 6.9 (Tax Matters).

6.9.2Tax Withholding. A Party will withhold and deduct from all payments made (or to be made) pursuant to this Agreement by such Party (the “Withholding Party”), any tax required to be withheld and deducted from such payments under applicable Law and in accordance with this Section 6.9 (Tax Matters).  Any amounts so withheld and deducted will be remitted by the Withholding Party on a timely basis to the appropriate Governmental Authority for the account of the other Party and the Withholding Party will provide the other Party reasonable evidence of the remittance within [**] days thereof. To the extent that amounts are so withheld by the Withholding Party and duly paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the other Party, in respect of which such deduction and withholding was made.  Each Party will furnish to the Withholding Party such forms, certificates and documentation as may be necessary or appropriate, and that are legally required, to obtain any reduction of, credit for, or exemption from the withholding of any tax.

6.9.3Retroactive Payments. In the event that a taxing authority retroactively determines that a payment made by a Withholding Party to the other Party pursuant to this Agreement should have been subject to withholding or to additional withholding of taxes, and the Withholding Party remits such taxes to the taxing authority, the Withholding Party will have the right (a) to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the gross negligence of the Withholding Party), against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for such amount (which will be payable by the other Party within [**] days of its receipt of such invoice) or (c) to pursue reimbursement by any other available remedy.

6.10Currency of Payments.  All payments under this Agreement will be paid in U.S. Dollars by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing).

ARTICLE 7
INTELLECTUAL PROPERTY OWNERSHIP,
PROTECTION AND RELATED MATTERS

7.1Ownership of Inventions.

7.1.1Inventorship.  Ownership of inventions, improvements, developments or discoveries, whether patentable or non-patentable, invented or otherwise developed or generated by either Party or its Affiliates, or any of its or their employees, sublicensees (where permitted), independent contractors or agents during the Term, in the course of Developing, Manufacturing or Commercializing any Product under this Agreement (“Inventions”), and any and all intellectual property rights therein, will be determined based on the principles of inventorship in accordance with United States patent Laws.

7.1.2Ownership.  Any Invention made, conceived, reduced to practice, or otherwise discovered solely by the employees, independent contractors, or agents of AVEO (“AVEO Inventions”), and all Patent Rights claiming such Invention, will be solely owned by AVEO.  Subject to Schedule 7.1.2, any Invention made, conceived, reduced to practice or otherwise discovered by the employees, independent contractors or agents of CANbridge (“CANbridge Inventions”), and all Patent Rights claiming such Invention, will be solely owned by CANbridge.

7.1.3Assignment Obligation. Each Party will cause all employees of such Party who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any Patent Rights and Know-How, whether or not patentable, resulting therefrom to such Party. With respect to any activities of a Party under this Agreement that are subcontracted to a Person that is not an employee, the Party retaining such subcontractor will include in the applicable subcontract an assignment to such Party of all rights in Patent Rights and Know-How made by such subcontractor resulting from such activities, and in any event will include in the applicable subcontract a license to such Party that is sublicensable to the other Party under this Agreement, of any Patent Rights and Know-How made by such contractor resulting from such activities.

7.1.4Right to Practice Joint Patent Rights and Joint Know-How.  The Parties will jointly own any Joint Know-How and Joint Patent Rights.  Subject to the rights and licenses granted to, and the obligations (including payment obligations) of each Party under this Agreement, either Party is entitled to practice the Joint Patent Rights and Joint Know-How for all purposes on a worldwide basis and license the Joint Patent Rights and Joint Know-How without the consent of and without a duty of accounting to the other Party.  Each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, the Joint Patent Rights and Joint Know-How, throughout the world, necessary to provide the other Party with such rights of use and Exploitation of the Joint Patent Rights and Joint Know-How, and will execute documents as reasonably necessary to accomplish the foregoing.

7.2Prosecution and Maintenance of the Licensed Patents.

7.2.1In the Licensed Territory. CANbridge will have the sole right, at its expense, to prepare, file, prosecute and maintain the Licensed Patents (including any Joint Patent Rights) in all countries in the Licensed Territory.  CANbridge will keep AVEO reasonably informed of all steps with regard to and the status of such preparation, filing, prosecution, and maintenance of such Patent Rights, including by providing AVEO with (i) copies of all correspondence and material communications it sends to or receives from the European Patent Office (“EPO”) and equivalent patent offices in other jurisdictions in the Licensed Territory, relating to the Licensed Patents, (ii) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by AVEO, and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before CANbridge submits any material filing, including a new patent application, or response to such patent authorities with respect to the Licensed Patents, CANbridge will provide AVEO with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith AVEO’s reasonable and timely requests and suggestions regarding the filing, prosecution and maintenance of the Licensed Patents under this Section 7.2.1 (In the Licensed Territory).  Without limiting the foregoing, within [**] Business Days following the Effective Date, CANbridge will reimburse AVEO for the costs and expenses incurred by AVEO in connection with the filing and maintenance of the Licensed Patents in March of 2016 in the Licensed Territory.

7.2.2In the North America Territory.  AVEO will have the sole right, at its expense, to prepare, file, prosecute and maintain the Licensed Patents (including the Joint Patent Rights) in all countries in the North America Territory.  AVEO will keep CANbridge reasonably informed of all steps with regard to and the status of such preparation, filing, prosecution, and maintenance of such Patent Rights, including by providing CANbridge with (i) copies of all correspondence and material communications it sends to or receives from the US Patent and Trademark Office (the “USPTO”) and equivalent patent offices in other jurisdictions in the North America Territory, relating to the Licensed Patents, (ii) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by CANbridge, and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before AVEO submits any material filing, including a new patent application, or response to such patent authorities with respect to the Licensed Patents, AVEO will provide CANbridge with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith CANbridge’s reasonable and timely requests and suggestions regarding the filing, prosecution and maintenance of the Licensed Patents under this Section 7.2.2 (In the North America Territory); provided, however, that, CANbridge’s rights under this Section 7.2.2 (In the North America Territory) will terminate upon the expiration of CANbridge’s rights of first negotiation pursuant to Section 4.4 (Rights of First Negotiation).

7.2.3Step-In Right.  If either Party (the “Filing Party”) elects not to continue to prosecute or maintain a Patent Right within the Licensed Patents in its respective Territory pursuant to Sections 7.2.1 (In the Licensed Territory) and 7.2.2 (In the North America Territory) above, the Filing Party will give the other Party notice thereof within a reasonable period (but not less than [**] days) prior to allowing such Patent Rights to lapse or become abandoned or unenforceable, and the other Party (the “Assuming Party”) will have the right to prosecute or maintain such Patent Right in the name of the Filing Party.  Subject to any rights granted by a Filing Party to a Sublicensee under this Agreement, the Assuming Party will have the right, but not the obligation, to assume responsibility for continuing the prosecution of such Patent Rights in such country or region and paying any required fees to maintain such Patent Rights in such country or region or defending such Patent Rights, all at the Assuming Party’s sole expense, through patent counsel or agents of its choice.  The Assuming Party will not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility.  Upon transfer of the Filing Party’s responsibility for filing, prosecuting and maintaining any of the Patent Rights to the Assuming Party under this Section 7.2.3 (Step-In Right), the Filing Party will promptly deliver to the Assuming Party copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for the Assuming Party to assume such prosecution, maintenance and defense); provided, however, that, CANbridge’s rights under this Section 7.2.3 (Step-In Right) will terminate upon the expiration of CANbridge’s rights of first negotiation pursuant to Section 4.4 (Rights of First Negotiation).

7.2.4Cooperation.  Each Party will, and will cause its Affiliates to, reasonably cooperate, with the other with respect to the preparation, filing, prosecution and maintenance of Licensed Patents pursuant to this Section 7.2 (Prosecution and Maintenance of the Licensed Patents).

7.3Prosecution and Maintenance of the CANbridge Program Patents.  CANbridge will have the sole right, at its expense, to prepare, file, prosecute and maintain the CANbridge Program Patents worldwide.  CANbridge will keep AVEO reasonably informed of all steps with regard to and the status of such preparation, filing, prosecution, and maintenance of such CANbridge Program Patents in the North America Territory, including by providing AVEO with (a) copies of all correspondence and material communications it sends to or receives from the USPTO and equivalent patent offices in other jurisdictions in the North America Territory relating to the CANbridge Program Patents, (b) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by AVEO, and (c) a copy of applications as filed, together with notice of its filing date and serial number. Before CANbridge submits any material filing, including a new patent application, or response to such patent authorities with respect to the CANbridge Program Patents in the North America Territory, CANbridge will provide AVEO with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith AVEO’s reasonable and timely requests and suggestions regarding the filing, prosecution and maintenance of the CANbridge Program Patents under this Section 7.2.1 (Prosecution and Maintenance of the CANbridge Program Patents).

7.4Third Party Infringement.

7.4.1Notice.  Each Party will promptly notify the other in writing of any (a) apparent, threatened or actual infringement by a Third Party of any Licensed Patent, including receipt of any notice filed pursuant to the Biologics Price Competition and Innovation Act of 2009, including notices pursuant to a §351(k) application under the BPCIA, or any analogous law outside the United States, or (b) unauthorized use or misappropriation of any Licensed Know-How by a Third Party of which it becomes aware, and, in each case, will provide the other Party with all available evidence supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).

7.4.2Enforcement of Licensed Patents in the Licensed Territory. CANbridge will have the sole right, using counsel of its choosing and at its sole expense, to institute any Action alleging Infringement of the Licensed Patents (including the Joint Patent Rights) in the Licensed Territory (a “Licensed Territory Infringement Action”).  CANbridge will notify and keep AVEO apprised in writing of any such Licensed Territory Infringement Action and will consider AVEO’s reasonable interests and requests regarding such Licensed Territory Infringement Action; provided, that, if CANbridge does not intend to prosecute a Licensed Territory Infringement Action, or ceases to diligently pursue a Licensed Territory Infringement Action, (a) it will promptly inform AVEO in writing and (b) the Parties will discuss in good faith the possibility of AVEO, at its own expense, initiating such Licensed Territory Infringement Action against the applicable Third Party infringer(s) in CANbridge’s sole discretion.  If in connection with such good faith discussions, AVEO informs CANbridge that it wishes to prosecute any such Licensed Territory Infringement Action against the applicable Third Party infringer(s) and CANbridge determines in its discretion that AVEO may not prosecute such Licensed Territory Infringement Action against any such Third Party infringer(s), then, sales of Biosimilar Products by such Third Party will not be counted to determine whether the market share test in the definition of “Biosimilar Competition” has been achieved.

7.4.3Enforcement of Licensed Patents in the North America Territory. AVEO will have the sole right, using counsel of its choosing and at its sole expense, to institute any Action alleging Infringement of the Licensed Patents (including the Joint Patent Rights) in the North America Territory (a “North America Infringement Action” and, collectively with a Licensed Territory Infringement Action, an “Infringement Action”).  AVEO will notify and keep CANbridge apprised in writing of any such North America Infringement Action and will consider CANbridge’s reasonable interests and requests regarding such North America Infringement Action. AVEO will have the right to settle or compromise any North America Infringement Action brought pursuant to this Sections 7.4.23 (Enforcement of Licensed Patents in the North America Territory) without the consent of CANbridge.

7.4.4Enforcement of the CANbridge Program Patents. CANbridge will have the sole right, using counsel of its choosing and at its sole expense, to institute any Infringement Action under the CANbridge Program Patents worldwide in its sole discretion.

7.4.5Cooperation.  In any Infringement Action brought under the Licensed Patents pursuant to Sections 7.4.2 (Enforcement of Licensed Patents in the Licensed Territory), or 7.4.3 (Enforcement of Licensed Patents in the North America Territory) each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed Patents and will join such suit as a party, if requested by the other Party. Furthermore, the Party initiating any Infringement Action pursuant to Sections 7.4.2 (Enforcement of Licensed Patents in the Licensed Territory) or 7.4.3 (Enforcement of Licensed Patents in the North America Territory) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent Rights.

7.4.6Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party pursuant to any Licensed Territory Infringement Action with respect to the Licensed Patents will, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), be allocated [**]% to CANbridge and [**]% to AVEO.  For clarity, any settlements, damages or monetary awards recovered by AVEO pursuant to any North America Infringement Action with respect to the Licensed Patents will be allocated 100% to AVEO.

7.5Claimed Infringement.  Each Party will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by CANbridge or AVEO or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture or Commercialization of any Product (any such Action, an “Infringement Claim”).  In the case of any Infringement Claim, CANbridge will have the right, but not the obligation to, control the defense and response to such Infringement Claim in the Licensed Territory, and AVEO will have the right, but not the obligation to, control the defense and response to such Infringement Claim in the North America Territory.  Upon the request of the Party controlling the response to the Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim.  The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation.  If the Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 7.5 (Claimed Infringement) will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense.  The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party, provided, that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights of the other Party, any such settlement will be subject to the other Party’s prior written consent.

7.6EU Unitary Patent System.  Without limiting CANbridge’s rights under this Section 7.4 (Third Party Infringement), CANbridge will have the exclusive right to opt-in and opt-out of any Licensed Patent from the jurisdiction of the EU Unified Patent Court, in accordance with the terms of Unified Patent Court Regulation (EU) No 1257/2012 and its applicable Annexes and Rules of Procedure, as amended from time to time and in effect (the “UPC”). Unless CANbridge has expressly opted-in to the EU Unitary Patent System with respect to a given Licensed Patent, AVEO will not initiate any action to enforce any such Licensed Patent under the EU Unitary Patent System without CANbridge’s prior written approval.

7.7Trademarks. CANbridge will own, and will be solely responsible for, the selection and registration of all Trademarks used exclusively for the Commercialization of the Products in the Licensed Territory. CANbridge will discuss with AVEO in good faith the selection of Trademarks in the Licensed Territory through the JSC and the Parties will coordinate a branding strategy with respect to such Trademarks, subject to CANbridge’s final decision-making authority in the Licensed Territory.  AVEO will discuss with CANbridge in good faith the selection of Trademarks in the North America Territory through the JSC and the Parties will coordinate a branding strategy with respect to such Trademarks, subject to AVEO’s final decision-making authority in the North America Territory.

ARTICLE 8
CONFIDENTIALITY AND PUBLICITY

8.1Confidential Information.

8.1.1Confidentiality Obligation. During the Term and for a period of [**] years after any termination or expiration of this Agreement, each Party agrees to, and will cause its Affiliates to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Party.

8.1.2Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Party’s Confidential Information only to the receiving Party’s employees, consultants, advisors and Sublicensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, in each case on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 8.1 (Confidential Information); provided, however, that each Party will remain responsible for any failure by its Affiliates and Sublicensees, and its and its Affiliates’ respective employees, consultants and advisors, to treat such Confidential Information as required under Section 8.1 (Confidential Information) as if such Affiliates, employees, consultants, advisors and Sublicensees were parties directly bound to the requirements of this Section 8.1 (Confidential Information).

8.1.3Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows:  (a) under appropriate written confidentiality obligations substantially equivalent to those in this Agreement, to its Affiliates, potential and actual permitted Sublicensees, contractors and any other Third Parties, to the extent such use or disclosure is reasonably necessary to perform its obligations or to exercise its rights under this Agreement, (b) to the extent such use or disclosure is consistent with this Agreement, is not prohibited by the Existing Third Party License Agreements and is reasonably necessary for filing or prosecuting the Licensed Patents, (c) to its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis, in each case under appropriate confidentiality obligations (which may include professional ethical obligations) substantially equivalent to those in this Agreement; provided, however, that each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 8.1 (Confidential Information) (as if such individuals were parties directly bound to the requirements of this Section 8.1, or (d) as required by any court or other governmental body or as otherwise required by applicable Laws; provided, that, notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information.

8.1.4Secrecy of Licensed Know-How. AVEO will protect, will cause its Affiliates to protect and will use Commercially Reasonable Efforts to cause its Sublicensees and its and their respective officers, directors, employees, and agents to protect, the secrecy and confidentiality of the Licensed Know-How and AVEO’s interest in the Joint Know-How using at least the same degree of care as it uses to prevent the disclosure of its own other confidential information of like importance.

8.2Publicity.

8.2.1Initial Press Releases.  Promptly following the Effective Date, the Parties will issue a mutually agreed upon press release regarding the subject matter of this Agreement, including a description of the financial terms, a high-level description of the overall scope of the transaction and the scope of planned Development and value of the Agreement in the form attached hereto as Exhibit B.

8.2.2Further Publicity; Publications.  The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Product in the Field, and each Party may make such disclosures from time to time, subject to this Section 8.2.2 (Further Publicity; Publications).  Such disclosures may include achievement of milestones, significant events in the Development process with respect to the Products, Commercialization activities with respect to the Products and the like.  Except for the initial press releases described in Section 8.2.1 (Initial Press Releases):

(a)Whenever either Party elects to make any such public disclosure, it will first notify the other Party of such planned press release or public announcement and provide a draft for review no less than [**] Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Law, with as much advance notice as possible under the circumstances if it is not possible to provide notice no less than [**] Business Days in advance). Each Party will have the right to review and approve any such planned press release or public announcement proposed by the other Party, including any oral presentation or abstract, that contains clinical data or pertains to results of Clinical Studies or other studies with respect to the Product, or that includes Confidential Information of the other Party; provided, however, that (A) the reviewing Party will attempt to provide such approval as soon as reasonably possible and will not unreasonably withhold such approval; (B) the reviewing Party will provide explanations of its disapproval of such press release; and (C) a Party desiring to make such public disclosure may issue such press release or public announcement without such prior review by the other Party if (i)

the entire contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (ii) such press release or public announcement does not materially differ from a previously issued press release or other publicly available information; and provided, further, that the other Party will have the right to review, but not approve, any press release or public announcement that the proposing Party determines is required by applicable Law based on the advice of counsel, which public disclosures are subject to Section 8.2 (Publicity; Publications).  The Party reviewing a press release provided under this Section 8.2.2(a) (Further Publicity) will review and approve or disapprove such press release within [**] Business Days after its receipt thereof.

(b)The principles to be observed in such disclosures will include accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of Regulatory Authorities and the need to keep investors informed regarding the business of the Party making such public disclosure.  Nothing in this Section 8.2 (Publicity) will restrict a Party from making a disclosure required by Law as reasonably determined by such Party’s counsel, including disclosures required by any laws or regulations relating to the public sale of securities; provided, however, that such disclosure will include the minimum amount of Confidential Information required by such applicable laws and regulations, and the Parties will seek confidential treatment of Confidential Information to be included in such disclosures to the greatest extent possible under such laws and regulations.

(c) In the event that either Party proposes to publish or present the results of Development or Commercialization carried out on the Product, such publication or presentation will be subject to the prior review by the other Party for patentability and protection of such other Party’s Confidential Information.  Each Party will provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development or Commercialization of the Product during the Term.  The other Party will respond in writing promptly and in no event later than [**] days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal.  In the event of any such concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and the submitting Party will remove from such proposed publication any Confidential Information of the other Party as requested by such other Party.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

9.1Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that, as of the Effective Date:

9.1.1Organization.  It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

9.1.2Authority.  It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

9.1.3Consents.  Except for any Marketing Authorizations, Regulatory Filings, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of the Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

9.1.4No Conflict.  It is not under any obligation, contractual or otherwise, to any Person that would adversely affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of Laws applicable to such Party, (b) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (c) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates.

9.1.5Enforceability.  This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

9.2Additional Representations and Warranties of AVEO.  AVEO represents and warrants to CANbridge that, as of the Effective Date:

9.2.1Licensed Patents.  All Licensed Patents as of the Effective Date are listed on Schedule 9.2.1 (Licensed Patents). Except as otherwise noted in Schedule 9.2.1, AVEO is the sole and exclusive owner of the Licensed Patents. With respect to Licensed Patents not solely owned by AVEO, AVEO licenses such Licensed Patents in a manner that permits sublicenses as provided in this Agreement.  All Licensed Patents owned by AVEO and, to AVEO’s Knowledge, all other Licensed Patents, are (i) subsisting and in good standing and (ii) being diligently prosecuted in the respective patent offices in accordance with Law, and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. To AVEO’s Knowledge, all issued Licensed Patents are valid and enforceable.

9.2.2Licensed Know-How.  To AVEO’s Knowledge, the Development and Manufacture of the Product by or on behalf of AVEO prior to the Effective Date did not misappropriate the Know-How of any Third Party. AVEO has sufficient rights under such Licensed Know-How to transfer and license such Licensed Know-How to CANbridge as provided in Section 5.1.1 (Transfer of Licensed Know-How).

9.2.3Delivery of Documentation.  True, complete, and correct copies of: (a) all existing Regulatory Filings relating to the Product and (b) all material adverse information with respect to the safety and efficacy of the Product in AVEO’s possession and control, in each case ((a) and (b)) have been provided or made available to CANbridge prior to the Effective Date.

9.2.4Third Party Challenges.  There are no claims, judgments, or settlements against, or amounts with respect thereto, made against AVEO or any of its Affiliates relating to the Licensed Patents or the Licensed Know-How.  Except as otherwise disclosed in writing to CANbridge, no claim or litigation has been brought or, to AVEO’s Knowledge, threatened by any Person (a) alleging that the Licensed Patents are invalid or unenforceable, (b) asserting the misuse, or non-infringement of any of the Licensed Patents, (c) challenging AVEO’s Control of the Licensed Patents or (d) alleging misappropriation of the Know-How used in the Development and Manufacture of the Product by or on behalf of AVEO prior to the Effective Date.

9.2.5Non-Infringement of Third Party IP.  To AVEO’s Knowledge, the Development and Manufacture of the Products, as conducted by AVEO prior to the Effective Date, did not infringe any Patent Right or misappropriate or otherwise violate any Know-How of any Person. To AVEO’s Knowledge, the Development and Manufacture of the Products as specifically described in this Agreement and the POC Development Plan in effect on the Effective Date will not infringe any Patent Right or misappropriate or otherwise violate any Know-How of any Person existing as of the Effective Date.  No written claim of infringement of the Patent Rights or misappropriation of the Know-How of any Third Party has been made, or to AVEO’s Knowledge, threatened, against AVEO or any of its Affiliates with respect to the Development, Manufacture or Commercialization of the Product.

9.2.6Absence of Litigation.  There are no judgments or settlements against or owed by AVEO or, to AVEO’s Knowledge, pending litigation against AVEO or litigation threatened against AVEO in writing, in each case related to the Product, including any such litigation any relating to any Regulatory Filings Controlled by AVEO as of the Effective Date.

9.2.7US Government Rights.  Except as otherwise disclosed by AVEO in writing to CANbridge, neither AVEO nor any of its Affiliates is or has been a party to any agreement with the U.S. federal government or an agency thereof pursuant to which the U.S. federal government or such agency provided funding for the Development of a Product, and the inventions claimed or covered by the Licensed Patents are not a “subject invention” as that term is described in 35 U.S.C. § 201(f).

9.2.8Maintenance of Regulatory Filings, Good Laboratory and Clinical Practices.  AVEO and its Affiliates have generated, prepared, maintained, and retained all Regulatory Filings that are required to be maintained or retained pursuant to and in material compliance with applicable Law, and have conducted in material compliance with applicable Law, including GLP and GCP, (a) all Development of the Product in the Field conducted prior to the Effective Date and (b) all research activities that are material to the receipt of Regulatory Approval for the Product.

9.2.9Confidentiality of Know-How.  To the Knowledge of AVEO, no material breach of confidentiality has been committed by any Third Party with respect to the Licensed Know-How and AVEO has used reasonable measures to protect the confidentiality thereof.

9.2.10Assignment of Third Party Rights; Third Party Consents.

(a)AVEO has obtained from each of its employees and agents, and from the employees and agents of its Affiliates, who are participating in the Exploitation of the Product, rights to any and all Know-How created by such employees and agents in the course of his or her employment by or engagement with AVEO that relates to the Product, such that CANbridge will, by virtue of this Agreement, receive from AVEO, without payments beyond those required by ARTICLE 6 (Financial Provisions), the licenses and other rights granted to CANbridge under this Agreement.

(b)Each Person who has or has had any ownership rights in or to any Licensed Patents purported to be owned solely by AVEO, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Licensed Patents to AVEO; to AVEO’s Knowledge, no current officer, employee, agent, or consultant of AVEO or any of its Affiliates is in violation of any term of any assignment or other agreement, in each case, regarding the protection of patents or other intellectual property or proprietary information of AVEO or such Affiliate.

(c)AVEO and its Affiliates have employed Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Product conducted prior to the Effective Date.

(d)Prior to the Effective Date hereof, AVEO has obtained all assignments and consents from Third Parties necessary to perform its obligations under this Agreement, including, but not limited to, the consent by Patheon to assign the Patheon manufacturing contract to CANbridge, as set forth in Exhibit C hereto.

9.2.11Statements to FDA and Other Regulatory Authorities. Neither AVEO nor any of its Affiliates, nor, to AVEO’s Knowledge, any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Product, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Product, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Product that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the applicable Territory.

9.2.12Compliance with Law. To AVEO’s Knowledge, all of the studies, tests and pre-clinical and clinical trials of the Product conducted prior to, or being conducted as of, the Effective Date by or on behalf of AVEO have been and are being conducted in all material respects in accordance with applicable Laws.

9.2.13In-licenses. Except as set forth in Schedule 1.60, there are no agreements between AVEO or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which AVEO has (i) in-licensed any Patent Rights or Know-how owned or Controlled by such Third Party that are included as part of the Licensed Patents or Licensed Know-How, or (ii) agreed to make any payments (including royalties) to any Third Party or agreed to undertake or observe any restrictions or obligations with respect to the Development, Manufacture or Commercialization of the Product.

9.3No Debarment.  Each Party represents and warrants that neither it nor any of its or its Affiliates’ employees or agents performing under this Agreement has ever been, or is currently: (a) debarred under 21 U.S.C. § 335a; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.  Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will immediately notify the other Party. This provision will survive termination or expiration of this Agreement.

ARTICLE 10
INDEMNIFICATION; DAMAGES

10.1Indemnification by AVEO.  AVEO will indemnify and hold harmless CANbridge, its Affiliates and their respective directors, officers, employees and agents (collectively, the “CANbridge Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by any CANbridge Indemnified Party to the extent resulting from:  (a) any breach of any representation or warranty made by AVEO in this Agreement, or any breach by AVEO of any covenant or agreement in this Agreement; (b) the negligence or intentional misconduct of AVEO or any of its Affiliates or Sublicensees, or any of their respective directors, officers, employees and agents, in performing AVEO’s obligations or exercising AVEO’s rights under this Agreement; (c) activities conducted by AVEO or its Affiliates related to the Development, Manufacture, or other Exploitation of the Products anywhere in the world prior to the Effective Date; and (d) the Development, Commercialization, Manufacture, or other Exploitation of any Products in the North America Territory during the Term or anywhere in the world after the termination (but not the expiration) of this Agreement.

10.2Indemnification by CANbridge.  CANbridge will indemnify and hold harmless AVEO, its Affiliates and their respective directors, officers, employees and agents (collectively, the “AVEO Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by any AVEO Indemnified Party to the extent resulting from:  (a) any breach of any representation or warranty made by CANbridge in this Agreement, or any breach by CANbridge of any covenant or agreement in this Agreement, (b) the negligence or intentional misconduct of, or violation of Law by, CANbridge, any of its Affiliates or Sublicensees, or any of their respective directors, officers, employees and agents, in performing CANbridge’s obligations or exercising CANbridge’s rights under this Agreement, or (c) the Development, Commercialization, Manufacture or other Exploitation of any Product in the Licensed Territory during the Term.

10.3Claims for Indemnification.

10.3.1Notice.  An Indemnified Party entitled to indemnification under Sections 10.1 (Indemnification by AVEO) or 10.2 (Indemnification by CANbridge) will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.3.1 (Notice) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice.

10.3.2Defense.  Within [**] days after delivery of a notice of any Third Party Claim in accordance with Section 10.3.1 (Notice), the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense.  The Party not controlling such defense may participate therein at its own expense.

10.3.3Cooperation.  The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto.  The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

10.3.4Settlement.  The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.  The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

10.4Insurance.  Each Party, at its own expense, will maintain liability insurance (or self-insure) with respect to its activities under this Agreement in an amount consistent with industry standards.  Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.  Without limiting the foregoing, during the Term and thereafter for the period of time required below, each Party will maintain on an ongoing basis comprehensive general liability insurance in the minimum amount of $[**] per occurrence and $[**] annual aggregate combined single limit for bodily injury and property damage liability; and Products liability insurance (including contractual liability coverage on such Party’s indemnification obligations under this Agreement) in the amount of at least $[**] per occurrence and as an annual aggregate combined single limit for bodily injury and property damage liability; provided, however, that (a) prior to the initiation of any Clinical Study, the Party responsible for such Clinical Study will secure and maintain in full force and effect clinical trial insurance in compliance with applicable Law in those countries where such Clinical Study is conducted, and (b) commencing not later than [**] days prior to the reasonably anticipated First Commercial Sale of a Product, and thereafter for the period of time required below, each Party will obtain and maintain on an ongoing basis Products liability insurance (including contractual liability coverage on such Party’s indemnification obligations under this Agreement) in the amount of at least $[**] per occurrence and as an annual aggregate combined single limit for bodily injury and property damage liability.  All of such insurance coverage may be maintained through a self-insurance plan that substantially complies with the foregoing limits and requirements and may be satisfied through one or more policies, including an umbrella policy; provided, however, that such self-insurance is determined to be investment quality by a recognized rating agency such as Moody’s or Standard & Poor’s.  Not later than [**] days following receipt of written request from a Party, the other Party will provide to the requesting Party a letter(s) affirming appropriate self-insurance and/or a certificate of insurance evidencing such coverage in accordance with this Agreement.  Each Party will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of six years thereafter, and, if applicable, will provide certificates and/or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained.  Each Party will be provided at least [**] days’ prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above.  Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.

ARTICLE 11
LIMITATION OF LIABILITY

11.1No Consequential or Punitive Damages.  EXCEPT AS SET FORTH IN SECTION 11.2 (Exclusion from Liability Limitation), NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES OR FOR ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

11.2Exclusion from Liability Limitation.  THE LIMITATIONS AND DISCLAIMER SET FORTH IN SECTION 11.1 (No Consequential or Punitive Damages) WILL NOT APPLY TO A CLAIM (A) FOR WILLFUL MISCONDUCT; (B) FOR A BREACH OF SECTION 3.4 (Exclusivity Covenant), OR (C) FOR AN INTENTIONAL BREACH BY AVEO OF SECTION 4.4 (Right of First Negotiation) OR (D) FOR A BREACH OF ARTICLE 8 (Confidentiality and Publicity); OR (E) FOR INDEMNIFIABLE LOSSES PURSUANT TO SECTION 10.1 (Indemnification by AVEO), OR SECTION 10.2 (Indemnification by CANbridge).

ARTICLE 12
TERM AND TERMINATION

12.1Term.  Unless terminated earlier in accordance with this ARTICLE 12 (Term and Termination), this Agreement will become effective as of the Effective Date and will continue in full force until the last to expire Royalty Term in the Licensed Territory (the “Term”). Upon the expiration (but not termination) of this Agreement, the licenses granted pursuant to Section 3.1 (AVEO License Grant; Right of Reference) will become perpetual, irrevocable, and fully paid-up.

12.2Early Termination.

12.2.1Termination for Material Breach.  Upon (a) any material breach of this Agreement by AVEO or (b) any material breach of this Agreement by CANbridge (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety by providing 45 days written notice to the Breaching Party in the case of a material breach of a payment obligation and 90 days written notice to the Breaching Party in the case of any other material breach, which notice will, in each case (x) expressly reference this Section 12.2.1 (Termination for Material Breach), (y) reasonably describe the alleged breach which is the basis of such termination, and (z) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. Notwithstanding the foregoing, (i) if the alleged material breach by CANbridge is that it has failed to use Commercially Reasonable Efforts to Develop or Commercialize the Product in a particular country in the Licensed Territory under Section 4.3.1 (Development Diligence) or Section 5.2.3 (Commercialization Diligence) other than a Major Market Country in the EU, then AVEO will have the right to terminate this Agreement solely with respect to such country (and not in its entirety); (ii) if the alleged material breach by CANbridge is that it has failed to use Commercially Reasonable Efforts to Develop or Commercialize the Product in a Major Market Country in the EU, then AVEO will have the right to terminate this Agreement solely with respect to the EU; (iii) if such material breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension will exceed 90 days without the consent of the Non-Breaching Party; and (iv) if the Breaching Party disputes that it has materially breached this Agreement, the dispute will be resolved pursuant to ARTICLE 13 (Dispute Resolution), and this Agreement may not be terminated during the pendency of such dispute resolution procedure. The termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided, however, that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to the Product. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to be in material breach of this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to cure such material breach within 60 days after such ruling (whether or not such actions are specified by the Adverse Ruling) (or 10 days after such ruling in the case of a payment breach), then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party as provided in this Section 12.2.1 (Termination for Material Breach).

12.2.2Termination by CANbridge for Convenience. CANbridge may, upon 180 days prior written notice to AVEO, unilaterally terminate this Agreement for convenience and without cause.

12.2.3Termination by AVEO.  Until the delivery of the POC Study Data Package to AVEO, AVEO may, upon 90 days prior written notice to CANbridge, unilaterally terminate this Agreement if CANbridge has failed to expend at least $[**] for or devote at least one FTE to (or any combination thereof, based on an FTE rate equal to $[**] per FTE) the conduct of Manufacturing and Development of any Product for use in the Field in the Licensed Territory in any Calendar Year prior to delivery of such POC Study Data package to AVEO. Such minimums will be prorated for any partial Calendar Years commencing upon the Effective Date and ending upon the date of delivery of the POC Study Data Package to AVEO. Notwithstanding the foregoing, AVEO will not have the right to terminate this Agreement if a failure to meet the minimums set forth in this Section 12.2.3 (Termination by AVEO) is a result of a regulatory delay not attributable to any act of or failure to act by CANbridge, a Force Majeure Event, a failure or early termination of any Clinical Study, or a determination by the JSC or an agreement by the Parties to halt Development activities for the Product in the Licensed Territory.

12.2.4Termination for Challenge. AVEO may terminate this Agreement in its entirety, effective upon 30 days’ notice to CANbridge, if CANbridge or any of its Sublicensees commences or conducts legal proceedings, or assists any Third Party in commencing or conducting legal proceedings, to challenge the validity, enforceability, or ownership of any Licensed Patents (other than to assert its own rights as an owner with respect to any Patent Rights), including by (a) filing a declaratory judgment action in which the applicable Licensed Patents is alleged to be invalid or unenforceable, (b) citing prior art pursuant to 35 U.S.C. §301, filing a request for re-examination of the applicable Licensed Patents, or provoking or becoming party to an interference with the applicable Licensed Patents pursuant to 35 U.S.C. §135 or (c) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against the applicable Licensed Patents, or petitioning for any form of administrative or judicial (or arbitration) review of the applicable Licensed Patents, including post-grant review, inter partes review, or opposition proceedings.

12.3Effects of Termination.

12.3.1Effects of Termination Generally. Upon termination of this Agreement in its entirety pursuant to Section 12.2 (Early Termination), the Parties’ rights and obligations under this Agreement generally, including under the POC Development Plan, will terminate and neither Party will have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Section 12.3 (Effects of Termination); provided, however, that, if this Agreement is terminated with respect to a particular country only (other than a Major Market Country), then such rights and obligations will terminate only to the extent they relate solely to the terminated country.

12.3.2Accrued Obligations.  Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

12.3.3Survival.  This Section 12.3.3 (Survival), the provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive any expiration or termination of this Agreement in its entirety: Section 3.7 (Bankruptcy Code §365(n) Election); Section 7.1 (Ownership of Inventions); Section 7.3 (Prosecution and Maintenance of the CANbridge Program Patents); ARTICLE 8 (Confidentiality and Publicity); ARTICLE 10 (Indemnification; Damages); ARTICLE 11 (Limitation of Liability); ARTICLE 12 (Term and Termination); ARTICLE 13 (Dispute Resolution); ARTICLE 14 (Miscellaneous), to the extent applicable; and, to the extent that any obligations have accrued prior to termination for any reason under this ARTICLE 12 (Term and Termination) or otherwise extend beyond the effective date of termination (as expressly set forth therein), the payment provisions in ARTICLE 6 (Financial Provisions). Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in ARTICLE 1 (Definitions), will survive to the extent required.  Except as otherwise expressly provided in this Agreement, all rights and obligations of the Parties under this Agreement, including any licenses granted under this Agreement, will terminate upon expiration or termination of this Agreement in its entirety or solely with respect to the terminated country, as the case may be, for any reason.

12.3.4Transfer of Regulatory Filings and Regulatory Approvals.  Promptly following the effectiveness of any termination by AVEO pursuant to Section 12.2.1 (Termination for Material Breach) or by CANbridge pursuant to Section 12.2.2 (Termination by CANbridge for Convenience), or by AVEO pursuant to Section 12.2.3 (Termination by AVEO) or Section 12.2.4 (Termination for Challenge) and upon AVEO’s written request, CANbridge will, at CANbridge’s sole cost and expense, assign and transfer to AVEO all Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations for Products that are held by or under authority of CANbridge or its Affiliates or Sublicensees as of the effective date of termination, with respect to the terminated country or the Licensed Territory, as the case may be, and will take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations to AVEO.  If applicable Law prevents or delays the transfer of ownership of any such Regulatory Filing, filing for Pricing and Reimbursement Approval or Marketing Authorizations to AVEO, CANbridge will grant, and does hereby grant, to AVEO an exclusive and irrevocable right of access and right of reference to such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations for the Products in the Licensed Territory or the terminated country, as the case may be, and will reasonably cooperate to make the benefits of such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations available to AVEO or its designee(s).  AVEO will have the right to grant licenses or sublicenses (as applicable) under the rights granted to it under this Section 12.3.4 (Transfer of Regulatory Filings and Regulatory Approvals) to its Affiliates and Third Parties, through multiple tiers.

12.3.5Transfer of Clinical Data. Promptly following the effectiveness of any termination by AVEO pursuant to Section 12.2.1 (Termination for Material Breach) or by CANbridge pursuant to Section 12.2.2 (Termination by CANbridge for Convenience), or by AVEO pursuant to Section 12.2.3 (Termination by AVEO) or Section 12.2.4 (Termination for Challenge) and upon AVEO’s written request, CANbridge will, at CANbridge’s sole cost and expense, transfer to AVEO its entire right, title, and interest in and to all preclinical and clinical data, Clinical Data, Safety Data and all other supporting data, including CMC Data and pharmacology, toxicology, chemistry and biology data, in CANbridge’s Control as of the effective date of such termination related to, and to the extent necessary or reasonably useful for AVEO to continue the Development, Manufacture and/or Commercialization of, Products.

12.3.6Survival of Sublicenses.  In the event of a termination of this Agreement for any reason, the terms of this Section 12.3.6 (Survival of Sublicenses) will apply with respect to any CANbridge Sublicense existing as of the effective date of such termination in the terminated territory, but only if the applicable Sublicensee did not contribute to any material breach of this Agreement that was the cause of the termination by AVEO of this Agreement and is not otherwise in material breach of the applicable Sublicense agreement at such time: (a) all of such Sublicensee’s obligations under the applicable Sublicense agreement to CANbridge will remain in effect as obligations to AVEO and will be enforceable solely by AVEO as a third party beneficiary; (b) such Sublicensee’s rights under the Sublicense agreement that do not exceed and are consistent with AVEO’s obligations to CANbridge under this Agreement, whether in scope, duration, nature or otherwise, will survive termination; provided, however, that the foregoing will in no way be interpreted to increase the scope, duration, territory or other aspect of the rights sublicensed to such Sublicensee; and (c) all of CANbridge’s rights under such Sublicense agreement will remain in effect, may be exercised solely by AVEO and will inure to the exclusive benefit of AVEO.

12.3.7On-Going Trials.  In the event that any Clinical Study with respect to a Product has been Commenced and is on-going as of the effective date of the termination of this Agreement in its entirety (an “On-Going Clinical Study”) for any reason other than a termination by CANbridge pursuant to Section 12.2.1 (Termination for Material Breach), CANbridge will, at CANbridge’s sole cost and expense, as AVEO may request, (a) promptly transition to AVEO or its designee some or all of such On-Going Clinical Studies and the activities related to or supporting such trials including by, inter alia, requiring any Third Party with which CANbridge has an agreement with respect to the conduct of Clinical Studies for Products (including agreements with CMOs, contract research organizations, clinical sites and investigators), to cooperate with AVEO in order to accomplish the transfer to AVEO of similar rights as held by CANbridge under its agreements with such Third Parties, (b) continue to conduct such On-Going Clinical Studies for a period requested by AVEO up to a maximum of twelve months after the effective date of such termination, or (c) terminate such On-Going Clinical Studies in a manner consistent with applicable Laws; provided, however, that in the event that AVEO, CANbridge, an institutional review board or independent safety board reasonably determines that an On-Going Clinical Study being run by CANbridge or any of its Affiliates would pose an unacceptable safety risk for subjects or patients participating in such On-Going Clinical Study, CANbridge will not be obligated to continue such Clinical Study.

12.3.8Return of Confidential Information.  Within [**] days after the effective date of termination of this Agreement in its entirety, each Party will, and cause its Affiliates to (a) destroy, all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (b) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (x) each Party may retain one copy of the Confidential Information of the other Party to the extent necessary to perform its obligations that survive expiration or termination of this Agreement; and (y) such first Party may retain one copy of such Confidential Information of the other Party for its legal archives.

12.3.9Transition; Manufacturing; Inventory.  Following the effectiveness of any termination by AVEO pursuant to Section 12.2.1 (Termination for Material Breach), or by AVEO pursuant to Section 12.2.3 (Termination by AVEO) or Section 12.2.4 (Termination for Challenge) or by CANbridge pursuant to Section 12.2.2 (Termination by CANbridge for Convenience), CANbridge and its Affiliates will (a) continue to Manufacture and supply AVEO with its requirements of Product in accordance with ARTICLE 5 (Manufacture and Commercialization)

and the Supply Agreement for period requested by AVEO (not to exceed [**] months after the Term; provided, however, that, to the extent AVEO requests a period of more than [**] months, the obligation of CANbridge to Manufacture and supply AVEO with its requirements of Product under this Section 12.3.9 (Transition; Manufacturing; Inventory) for such additional [**] month period will be subject to the Parties agreeing in good faith on a reasonable premium to the transfer price to be paid by AVEO for such Product) and (b) reasonably cooperate with AVEO and its designees to facilitate a smooth, orderly and prompt transition to AVEO or its designees of the activities with respect to Products, including any ongoing Development and Commercialization activities with respect to Products, for a period requested by AVEO (not to exceed [**] months after the Term; provided, however, that, to the extent AVEO requests a period of more than [**] months for such transition activities, the obligation of CANbridge to provide such activities under this Section 12.3.9 (Transition; Manufacturing; Inventory) for such additional [**] month period will be subject to the Parties agreeing in good faith on a reasonable payment to be made by AVEO for such activities). For the period that is [**] days following the effective date of the termination of this Agreement, CANbridge will retain the right to sell, distribute or otherwise dispose of its Product inventory in its or its Affiliates or Sublicensees possession as of the effective date of termination, subject to CANbridge’s continuing obligation to make Sales Milestone Payments and royalty payments in accordance with ARTICLE 6 (Financial Provisions) with respect to Net Sales derived from such distribution, sale and disposition. Without limiting the foregoing, upon the written request of AVEO, CANbridge will promptly, and in any event within [**] days after such request (i) take such steps as may be reasonably necessary to assign to AVEO CANbridge’s rights under any Supply Agreement between CANbridge and any Third Party that relates to any Product (and not any other product) to the extent permitted by the terms of such Supply Agreement; (ii) consent to the supply by the Third Party manufacturer to AVEO of AVEO’s requirements of such Products, to the extent permitted under the terms of the Supply Agreement; or (iii) provide AVEO or its designee with reasonable assistance in order to facilitate (A) the transfer to AVEO of the Manufacturing processes (including CMC Data) for such Products and any related manufacturing technology, in each case used by CANbridge or such CANbridge Third Party manufacturer with respect such Products, and (B) the qualification of AVEO’s or its designee’s facility as required by any Regulatory Authority in order for AVEO or its designee to Manufacture quantities of such Products.

12.3.10Cooperation.  Each Party will cause its Affiliates and Sublicensees to comply with the obligations in this Section 12.3 (Effects of Termination).

ARTICLE 13
DISPUTE RESOLUTION

13.1Dispute Resolution Escalation.  The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement will first be referred to the JSC for resolution. Should the JSC not be able to reach agreement at a duly called meeting of the JSC within [**] after the date on which the matter is referred to the JSC, then either Party may refer such matter to the Executive Officers for resolution and the Executive Officers will attempt to resolve the matter in good faith.  If the Executive Officers fail to resolve such matter within [**] Business Days after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then either Party may submit the dispute to the ICC for final resolution by binding arbitration in accordance with Section 13.2 (Arbitration).

13.2Arbitration.  Except as set forth in this Section 13.2 (Arbitration), each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof will be referred to and finally resolved by arbitration in accordance with the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”), by an arbitral tribunal composed of three arbitrators, all of whom will have previous judicial experience, appointed by agreement of the Parties in accordance with said Rules.  If, at the time of the arbitration, the Parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator will be appointed by agreement of the Parties, or, failing such agreement, by ICC in accordance with said Rules.  The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party.  Unless otherwise agreed by the Parties hereto, all such arbitration proceedings will be held in New York, New York, U.S.A.; provided, however, that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s).  All arbitration proceedings will be conducted in the English language.  The arbitrator(s) will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrator(s) will have no authority to award punitive damages.  The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrator(s), or, in the absence of such determination, each Party will pay its own expenses.  The Parties hereby agree that the arbitrator(s) has authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator(s) deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrator(s) will be final.  Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including, without limitation, specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 13.2 (Arbitration).  The Parties hereby exclude any right of appeal to any court on the merits of such matter.   The provisions of this Section 13.2 (Arbitration) may be enforced and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets.

13.3Jury Waiver.  EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES TO ARBITRATE AS SET FORTH IN SECTION 13.2 (Arbitration). THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

ARTICLE 14
MISCELLANEOUS

14.1Assignment; Successors.

14.1.1Assignment. This Agreement and the rights and obligations of each Party under this Agreement will not be assignable, delegable, transferable, pledged or otherwise disposed of by either Party without the prior written consent of the other Party; provided, however, that either Party may assign or transfer this Agreement, without such consent (but with written notice to the other Party), (a) to an Affiliate or (b) to a Third Party that acquires all or substantially all of the business or assets of such Party or at least 50% of the combined voting power of such Party, whether by merger, consolidation, reorganization, acquisition, sale or otherwise.  If this Agreement is assigned or transferred to an Affiliate, the assigning or transferring Party will remain responsible (jointly and severally) with such Affiliate for the performance of such assigned or transferred obligations. No assignment or transfer of this Agreement or a Party’s rights or obligations under this Agreement will be valid and effective unless and until the assignee agrees in writing to be bound by the terms and conditions of this Agreement.

14.1.2Successors. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party.  The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.1.2 (Successors) will be null, void and of no legal effect.

14.2Choice of Law.  This Agreement will be governed by and interpreted under the laws of the State of New York, other than any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction; provided, however, that all questions concerning (a) inventorship of Patent Rights under this Agreement will be determined in accordance with Section 7.1 (Ownership of Inventions) and (b) the construction or effect of Patent Rights will be determined in accordance with the laws of the country or other jurisdiction in which the particular patent has been filed or granted, as the case may be.  The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods.

14.3Notices.  Any notice or report required or permitted to be given or made under this Agreement by one Party to the other will be in writing and will be deemed to have been delivered (a) upon personal delivery, (b) on the second Business Day (at the place of delivery) next following deposit with a reputable, internationally recognized overnight courier that maintains records of delivery and (c) in the case of notices provided by telecopy (which notice will be followed immediately by an additional notice pursuant to clause (a) or (b) above if the notice is of a default under this Agreement), upon completion of transmission, with transmission confirmed, to the addressee’s facsimile machine, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by a Party to the other as provided in this Section 14.3 (Notices)). This Section 14.3 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to AVEO:	AVEO Pharmaceuticals, Inc.
One Broadway, 14th Floor
Cambridge, MA 02142
Attn: Michael Bailey, Chief Executive Officer

Fax: [**]

With a copy to:	Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: John J. Cheney, Esq.
Fax: [**]

If to CANbridge:	CANbridge Life Sciences Ltd. 303A, Building E Wangjing Pioneer Park No. 2 LizeZhongEr Road Chaoyang District, Beijing, China Attn: Chief Executive Officer Fax: [**]
With a copy to:	Ropes & Gray LLP 800 Boylston Street Prudential Tower Boston, Massachusetts 02199-3600 Attn: David M. McIntosh Fax: [**]

14.4Severability.  If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that (a) this Agreement will endure except for the Severed Clause, (b) this Agreement will be construed and enforced as if such Severed Clause had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the Severed Clause or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

14.5Integration.  This Agreement, together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including the Prior CDA.  In the event of a conflict between the POC Development Plan or any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern. Each

Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

14.6Waivers and Amendments.  The failure of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. Notwithstanding the authority granted to the JSC under this Agreement, (a) no waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and (b) no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

14.7Independent Contractors; No Agency.  Neither Party will have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto.  No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes.

14.8Affiliates.  To the extent that this Agreement imposes obligations on Affiliates or Sublicensees of a Party, such Party will cause its Affiliates and its Sublicensees to perform such obligations.  Either Party may use one or more of its Affiliates to perform its obligations and duties or exercise its rights under this Agreement; provided, however, that each such Affiliate or Sublicensee will be bound by the corresponding obligations of the applicable Party and provided, further, that, subject to such Party’s assignment to an Affiliate pursuant to Section 14.1 (Assignment; Successors), such Party will remain liable under this Agreement for the prompt payment and performance of all of its obligations under this Agreement.

14.9Force Majeure.  Neither Party will be responsible to the other for, or be deemed to have defaulted under or breached this Agreement for, any failure or delay in performing any of its obligations under this Agreement or for other nonperformance under this Agreement (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by or results from events beyond the reasonable control of the non-performing Party, including strike, fire, flood, earthquake, hurricanes, accident, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), act of terrorism, act of God or acts, omissions or delays in acting of the government of any country or of any local government, or by cause unavoidable or beyond the reasonable control of such Party (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (a “Force Majeure Event”).  In such event, the Party affected will promptly (and, in any event, within [**] days) notify the other Party in writing of such Force Majeure Event, stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party and will use Commercially Reasonable Efforts to resume performance of its obligations.

14.10No Third Party Beneficiary Rights.  This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in ARTICLE 10 (Indemnification; Damages), the Indemnified Parties.

14.11Non-exclusive Remedy.  Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement.  Neither Party will be required to terminate this Agreement due to a breach of this Agreement by the other Party.

14.12Interpretation.  The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement.  Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section, Exhibit or Schedule means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular Law mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365 day period unless Calendar Year is specified; (m) “$” or “dollars” means U.S. Dollars; (n) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (o) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (p) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (q) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (r) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (s) neither Party or its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (t) there will be no double-counting in calculating Development costs or any components thereof; and (u) provisions that require that a Party, or the JSC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging.

14.13Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.14Ambiguities; No Presumption.  Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel.  Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.15Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the Effective Date.

AVEO PHARMACEUTICALS, INC.

/s/ Michael Bailey______________________

Name: Michael Bailey

Title:  President and CEO

CANBRIDGE LIFE SCIENCES, LTD.

____/s/ James Xue______________________

Name:  James Xue

Title: President and CEO

Schedule 1.60 – Existing Third Party License Agreements

1.	Research and Commercialization License Agreement between EvoGenix PTY Limited and AVEO Pharmaceuticals, Inc., Dated September 25, 2007

o

First Amendment to Research and Commercialization License Agreement between EvoGenix Pty Limited and AVEO Pharmaceuticals, Inc., between AVEO Pharmaceuticals, Inc. and Cephalon (formerly EvoGenix), dated September 26, 2012

o	Second Amendment to the Research and Commercialization License Agreement between AVEO Pharmaceuticals, Inc. and Cephalon Australia, dated September 26, 2013

2.	Option and License Agreement by and between AVEO Pharmaceuticals, Inc. and Biogen Idec International GMBH, Dated March 18, 2009.

o	Amendment No. 1 to Option and License Agreement by and between AVEO Pharmaceuticals, Inc. and Biogen Idec International GMBH Dated March 18, 2014

3.	Services Agreement between AVEO Pharmaceuticals, Inc. and Selexis SA, Dated April 12, 2010

o	Amendment No. 1 to Services Agreement between AVEO Pharmaceuticals, Inc. and Selexis SA, Dated October 1, 2010

4.	Commercial License Agreement between Selexis SA and AVEO Pharmaceuticals, Inc., Dated May 31, 2011.

Schedule 1.60

Schedule 1.88 – List of AVEO Individuals for Purposes of Knowledge

•	President and Chief Executive Officer
•	Chief Financial Officer
•	Chief Medical Officer
•	Vice President of Corporate Development and Alliance Management
•	Senior Corporate Counsel
•	Vice President of Technical Operations

Schedule 1.88

Schedule 1.112- Information to be Included in the POC Study Data Package

[**].

Schedule 1.112

Schedule 3.3.4- Provisions Required by the Existing Third Party License Agreements to be Included in Sublicense Agreements

Option and License Agreement by and between AVEO Pharmaceuticals, Inc. and Biogen Idec International GMBH of March 18, 2009 and Amendment No. 1 thereto of March 18, 2014 (“Biogen Agreement”)

8.14. Blocked Payments. If, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for CANbridge to transfer, or have transferred on its behalf, royalties or other payments to AVEO that would result in a payment to Biogen, then CANbridge will promptly notify AVEO of the conditions preventing such transfer and such royalties or other payments will be deposited in local currency in the relevant country to the credit of Biogen in a recognized banking institution designated by Biogen or, if none is designated by Biogen within a period of 30 days, in a recognized banking institution selected by CANbridge, and identified in a notice given to AVEO.

8.16. Records and Audits.

(a)Royalties. CANbridge will keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by ARTICLE 6 (Financial Provisions). Biogen will have the right, [**] at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and reasonably acceptable to CANbridge, review any such records of CANbridge in the location(s) where such records are maintained by CANbridge upon reasonable notice (which will be no less than [**] prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under ARTICLE 6 (Financial Provisions) within the [**] period preceding the date of the request for review. CANbridge will receive a copy of each such report concurrently with receipt by Biogen. Should such inspection lead to the discovery of a discrepancy to Biogen’s detriment, CANbridge will pay the amount due within [**] after its receipt from the accounting firm of the certificate any undisputed amount of the discrepancy. Biogen will pay the full cost of the review unless the underpayment of royalties is greater than 5% of the amount due for the entire period being examined, in which case CANbridge will pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by CANbridge revealed by an examination will be paid back by Biogen to CANbridge within [**]. The records of CANbridge for any Calendar Year may be audited no more than once, whether by Biogen or AVEO, provided, that if AVEO is the auditing Party under Section 6.8.1 (Record Keeping), AVEO will have the right to share the applicable audit report with Biogen, and if Biogen is the auditing Party under this Schedule 3.3.4 (Performance by CANbridge Sublicensees), Biogen will have the right to share the applicable audit report with AVEO.

10.1. Confidential Information. CANbridge will keep in confidence and not disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of Biogen in accordance with the terms and conditions of ARTICLE 8 (Confidentiality and Publicity).

Schedule 3.3.4

Services Agreement between AVEO Pharmaceuticals, Inc. and Selexis SA, of April 12, 2010 and Amendment No. 1 to Services Agreement between AVEO Pharmaceuticals, Inc. and Selexis SA, of April 12, 2010 (the “Selexis Agreement”)

9.1(b) In the event that AVEO discloses to CANbridge (i) sequence information pertaining to the Selexis Genetic Elements, (ii) Selexis Vector Maps, or (iii) Protocols associated with Selexis proprietary Gene Cloning or Selexis proprietary Transfection Methods, and CANbridge desires to  disclose such information to a CMO that has not been engaged to prepare portions of the CMC documentation to be filed with the applicable regulatory authorities where, in the reasonable opinion of CANbridge, the CMO requires access to such documentation, or if CANbridge desires to disclose any Confidential Information of Selexis (as defined in the Selexis Agreement) to a potential Collaboration Partner (as defined in the Selexis Agreement) then CANbridge will so notify AVEO and AVEO will promptly notify Selexis of the identity of the parties and confirm that they have been bound by obligations of confidentiality and nonuse with respect to such Confidential Information that are no less stringent than the obligations set forth in the Selexis Agreement.

Confidential Information. CANbridge will keep in confidence and not disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of Selexis in accordance with the terms and conditions of ARTICLE 8 (Confidentiality and Publicity).

Commercial License Agreement between AVEO Pharmaceuticals, Inc. and Selexis SA, of May 31, 2011

Confidential Information. CANbridge will keep in confidence and not disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of Selexis in accordance with the terms and conditions of ARTICLE 8 (Confidentiality and Publicity).

Research and Commercialization License Agreement between EvoGenix Pty Limited and AVEO Pharmaceuticals, Inc. Dated September 25, 2007, and the First Amendment thereto, between AVEO Pharmaceuticals, Inc. and Cephalon (formerly EvoGenix, dated September 26, 2012 (the “EvoGenix Agreement”)

4.4(c) All Improvements made by any sublicensee through the exercise of its rights under the EvoGenix Agreement will be the property of EvoGenix. For clarity, the Improvements will be licensed by EvoGenix to AVEO under the EvoGenix Agreement as Improvements to the Licensed Technology, as defined therein and provided below, licensed to CANbridge hereunder as Licensed Patents or Licensed Know-How, as defined in this Agreement and as applicable, and further sublicensed to the applicable sublicensee.

“AVEO Results” means (a) any antibodies resulting from the Research, including the immunoglobulin molecule (such as IgG), whether in monospecific or any other form, any immunoglobulin fragment (such as Fv, Fab, F(ab') or F(ab')2), any fusion protein of an immunoglobulin or immunoglobulin fragment and any single chain antibody (such as scFv), and

2

any derivative of any of the foregoing, (b) any nucleic acids encoding any of the foregoing, (c) cells expressing any of the foregoing, and (d) any uses of any of the foregoing. AVEO Results include Products.

“Designated Target” means each Target with respect to which AVEO elects to conduct Research pursuant to clause 2.2, but excluding any Restricted Target.

“Improvement” means any development, modification, adaptation, or improvement of the Licensed Technology (including the discovery of new uses of the Licensed Technology) that is made by or on behalf of AVEO during the Term. Notwithstanding the foregoing, "Improvement" shall not include any Target or AVEO Results or any development, modification, adaptation, or improvement or other Intellectual Property subsisting in, claiming or covering any Target or AVEO Results, but shall include Intellectual Property subsisting in, claiming or covering new, modified or improved applications of the Licensed Technology to Targets.

“Know-How” means drawings, specifications, designs, research and development results, test results and other technical information and Confidential Information that are (a) Controlled by EvoGenix at any time during the term of this Agreement and (b) provided by EvoGenix to AVEO hereunder or otherwise necessary or useful in connection with the Research or Commercialization of actual or potential Products, and any material form in which the above materials or information are contained or embodied, or from which they can be reproduced. For the avoidance of doubt, Know-How does not include the AVEO Results.

“Licensed Technology” means: (a) the Patent Rights and/or (b) the Know-How.

“Target” means a single human or non-human antigen and its isoforms.

“Patent Rights” means

(a) the patents and patent applications described in Part A of Schedule 1 of the EvoGenix Agreement;

(b) all patent applications that may be filed which are based on, or claim priority from, or are divided from or are continuations of, any patent application described in Schedule 1 of the EvoGenix Agreement;

(c) all patents which may be granted pursuant to any of the patent applications referred to in the foregoing paragraph (a) or (b); and

(d) all patents and patent applications covering Improvements licensed to AVEO under the EvoGenix Agreement.

“Product” means any product (a) that is directed to, inhibits or modulates the expression or activity of a Designated Target and (b) that is or includes:

3

(i) a protein that is engineered or produced by or on behalf of AVEO using the Licensed Technology, regardless of the intended use of such protein; and/or

(ii) any composition of matter, chemical entity or other substance based on, derived from or incorporating all or part of any such protein, including without limitation all analogs, homologs of and binding regions derived from any such protein.

“Research” means, with respect to any Designated Target, the research, manufacture and development of pharmaceuticals, including Products, utilizing all or part of the Licensed Technology, provided, however, that “Research" shall only include the humanisation of murine antibodies using the Licensed Technology to the extent conducted by AVEO 's Personnel at AVEO's premises or by a subcontractor appointed by AVEO).

“Restricted Target” means the Targets specifically set forth in Schedule 4 to the EvoGenix Agreement.

5.5(d) If by reason of applicable laws or regulations in any country, it becomes impossible or illegal for CANbridge to transfer, or have transferred on its behalf, milestones, sales-based or other payments to AVEO that result in a payment to EvoGenix, CANbridge will promptly notify AVEO of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of EvoGenix in a recognized banking institution designated by EvoGenix or, if none is designated by EvoGenix within a period of 30 days, in a recognized banking institution selected by CANbridge, and identified in a notice given to AVEO. If so deposited in a foreign country, CANbridge will provide reasonable cooperation to EvoGenix so as to allow EvoGenix to assume control over such deposit as promptly as practicable.

Confidential Information. CANbridge will keep in confidence and not disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of EvoGenix in accordance with the terms and conditions of ARTICLE 8 (Confidentiality and Publicity) and in accordance with Section 10 of the EvoGenix Agreement: regarding all documents and other materials in any medium in CANbridge’s possession, power or control which constitute Confidential Information (as defined in the EvoGenix Agreement) CANbridge will return to AVEO (i) any EvoGenix Confidential Information forming part of the Know-How as defined in the EvoGenix Agreement upon termination of this Agreement or the EvoGenix Agreement, and (ii) all other Confidential Information of EvoGenix upon demand by EvoGenix.

4

Schedule 4.2.1- POC Study Requirements

The POC Study will meet the following criteria:

[**].

Schedule 4.2.1

Schedule 7.1.2- EvoGenix Improvements

Pursuant to Section 4.4(c) of the Research and Commercialization License Agreement between EvoGenix PTY Limited and AVEO Pharmaceuticals, Inc., dated September 25, 2007 (“EvoGenix Agreement”) any Inventions that are Improvements (as defined in the EvoGenix Agreement) made by CANbridge through exercise of its rights under that portion of the Licensed Patents or Licensed Know-How that are in-licensed by AVEO pursuant to the terms of the EvoGenix Agreement will be the property of EvoGenix. For clarity, any such Improvements that are owned by EvoGenix will be licensed by EvoGenix to AVEO under the EvoGenix Agreement and included as Licensed Patents and/or Licensed Technology under this Agreement and will be licensed to CANbridge hereunder.

“Improvement” means any development, modification, adaptation, or improvement of the Licensed Technology (including the discovery of new uses of the Licensed Technology) that is made by or on behalf of AVEO during the Term. Notwithstanding the foregoing, "Improvement" shall not include any Target or AVEO Results or any development, modification, adaptation, or improvement or other Intellectual Property subsisting in, claiming or covering any Target or AVEO Results, but shall include Intellectual Property subsisting in, claiming or covering new, modified or improved applications of the Licensed Technology to Targets

Schedule 7.1.2 - 1

Schedule 9.2.1- Licensed Patents

AVEO Patents Relating to AV203

Schedule 9.2.1 - 1

AVEO No.	Jurisdiction	Filed	Application No.	Status	Publication or Patent No.	Expiration
[**]

[**]	[**]	[**]	[**]	[**]	[**]
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[**]	[**]	[**]	[**]	[**]

Schedule 9.2.1 - 2

Patents In-Licensed From EvoGenix

Docket No./ Country	Application or Patent Number	Title	Priority Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Schedule 9.2.1 - 3

Patents In-Licensed From Selexis

Docket No./ Country	Application or Patent Number	Title	Priority Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
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Exhibit A- 1

Exhibit A: POC Development Plan

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of three pages were omitted. [**]

Exhibit A

Exhibit B: Initial Press Release

DRAFT – NOT FOR RELEASE

AVEO and CANbridge Life Sciences Announce Exclusive Licensing Agreement for AV-203 Outside of North America

CAMBRIDGE, Mass., USA and BEIJING, China – March XX, 2016 – AVEO Oncology (AVEO) and CANbridge Life Sciences, a biopharmaceutical company focused on developing Western drug candidates in China and North Asia, today announced an exclusive license agreement in which AVEO has granted CANbridge Life Sciences worldwide rights, excluding the United States, Canada, and Mexico, to AV-203, AVEO’s clinical-stage ErbB3 (HER3) inhibitory antibody candidate.

CANbridge plans to develop AV-203 first in esophageal squamous cell cancer (ESCC), the most prevalent form of esophageal cancer.  According to the World Health Organization, esophageal cancer is the eight most common cancer globally, with over 450,000 cases diagnosed each year. To date, AVEO has completed a Phase 1, open-label, dose-escalation study of AV-203 in patients with advanced solid tumors. In this study, AV-203 was found to be generally safe and well-tolerated, with an early signal of activity consistent with preclinical data showing the potential for heregulin, the only known ligand for ErbB3, to serve as a biomarker predictive of AV-203 anti-tumor activity.

Under the terms of the agreement, CANbridge Life Sciences will pay AVEO up to $134 million in upfront and potential reimbursement and milestone payments, assuming the successful achievement of specified development, regulatory and commercialization objectives.  AVEO is also eligible for a tiered royalty, ranging from a low double-digit up to a low-teen percent on net sales of AV-203 in the agreement’s territories.

CANbridge Life Sciences will be responsible for costs associated with the execution of a development plan that includes additional manufacturing requirements as well as pre-clinical and clinical studies necessary to demonstrate proof-of-concept for AV-203 as a treatment for squamous cell esophagus cancer, including a Phase IIa proof-of-concept study meeting mutually agreed upon criteria.  Following completion of the proof-of-concept studies, AVEO and CANbridge will negotiate a possible agreement under which they may co-develop AV-203, with each party bearing a percentage of the cost of global development activities based on respective geographic rights.  If the parties fail to reach such an agreement, CANbridge may continue the development of AV-203 on its own in markets outside of the United States, Canada and Mexico.

“With an exclusive license to AV-203 outside of North America, CANbridge will be expanding outside of Asia for the first time,” said James Xue, CANbridge Chairman and CEO. “Pre-clinical work shows that AV-203 has the potential to treat ESCC, the most common type of esophageal cancer in Asia, with fifty percent of worldwide diagnoses occurring in China. Esophageal cancer is also prevalent in other parts of the world, particularly developing countries. As part of our globalization strategy, we plan to develop AV-203 in Asia first, then bring it to other territories where patients with this form of disease have few treatment options.”

Exhibit B

54483985_21

“There is a growing body of clinical data which suggests that heregulin-driven ErbB3 signaling drives resistance to standard therapy in a variety of tumors overexpressing HER3,” said Michael Bailey, president and chief executive officer of AVEO. “This agreement allows us to further advance AV-203 development in this setting together with a motivated partner in CANbridge that is led by a deeply experienced team hailing from Genzyme, Synageva and other life sciences innovators.  Importantly, it allows us to retain North American rights for future development, giving us the opportunity to explore a third late-stage drug candidate at a point where our lead development candidate, tivozanib, may be nearing the commercialization stage in North America.”

About CANbridge Life Sciences

CANbridge Life Sciences, Ltd. is a bio-pharmaceutical company accelerating development and commercialization of specialty healthcare products for serious and critical medical conditions in China and North Asia (Korea and Taiwan).  CANbridge develops partnerships with Western bio-pharmaceutical companies with clinical-stage pharmaceutical, medical device or diagnostic products that are either unavailable in China/North Asia or address medical needs that are underserved in the region. CANbridge also licenses, or obtains exclusive rights to commercialize, drug and device products that are approved in their home markets for commercialization in China and North Asia.  CANbridge has an agreement with EUSA Pharma, to commercialize Caphosol® in China for the prevention and treatment of oral mucositis caused by cancer treatments, and a license with Apogenix to develop, manufacture and commercialize immune-oncology therapy, APG101, for the treatment of glioblastoma multiforme in China, Macao, Hong Kong and Taiwan, where it will be developed as CAN008.

Led and backed by a highly-seasoned executive team, with extensive Chinese drug development experience, CANbridge has the capability to select, acquire, develop and commercialize future therapeutics and diagnostics targeting the unmet medical needs of Chinese and East Asian patients with serious or critical conditions.

CANbridge is privately-held and headquartered in Beijing, China.  For more on CANbridge Life Sciences, please go to www.canbridgepharma.com.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company dedicated to advancing a broad portfolio of targeted therapeutics for oncology and other areas of unmet medical need. The company is focused on developing and commercializing its lead candidate tivozanib, a potent, selective, long half-life inhibitor of vascular endothelial growth factor 1, 2 and 3 receptors, in North America as a treatment for Renal Cell Carcinoma and other cancers. AVEO is leveraging multiple partnerships to develop and commercialize tivozanib in non-oncologic indications worldwide and oncology indications outside of North America, as well as to progress its pipeline of novel therapeutic candidates in cancer and cachexia (wasting syndrome). For more information, please visit the company’s website at www.aveooncology.com.

Exhibit A- 2

AVEO Cautionary Note Regarding Forward-Looking Statements

CANbridge Contact:

Company

James Xue

CEO

+8610.8414.8018

  781.995.0074

Media:

Deanne Eagle

Planet Communications

917.837.5866

AVEO Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

###

Exhibit A- 3

Exhibit C: Technology Transfer Plan and Transfer of Regulatory Documents

Technology Transfer Plan

This plan describes the transfer to CANbridge of all historical process or analytical development information that is necessary or useful to enable the Manufacture of the Product.  The transfer consists of three parts: (1) providing access to electronic copies of relevant documentation listed below, (2) the physical transfer or assignment of technology inventory listed below, and (3) the assignment of the Patheon (formerly Laureate) manufacturing contract covering the ongoing drug product stability and reference standard stability program, which assignment is subject to the prior written consent of Patheon.

AVEO will provide electronic copies of the following documents, which have been deemed necessary or useful to enable the Manufacture of Product:

[**]

Table: Current Technology Inventories

ITEM	LOCATION	INVENTORY
[**]	[**]	[**]
	[**]	[**]
	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Transfer of Regulatory Documents

Importancy	Document		Prepared by	Check if provided	Notes
	Number	Content
Clear	1.1	[**]	AVEO		[**]
Clear	1.1.1	[**]	AVEO		[**]
Clear	1.1.2	[**]	AVEO		[**]
Clear	1.1.4	[**]	AVEO		[**]

Exhibit C-1

Clear	1.1.5	[**]	AVEO	[**]
Clear	1.2	[**]	AVEO	[**]
Clear	1.3	[**]	AVEO	[**]
*All regulatory documents will be electronic since the submission was done electronically

Exhibit C-2

1	List of preclinical study reports in the IB, including source documents (see details in the list based on the IB Edition 3 dated on 29 July, 2013)
Importancy	Document			Prepared by	Notes
	No.	Original file number in I.B.	Content
Clear	4	4.1.1.1	[**]	AVEO	[**]
Clear	5	4.1.1.2	[**]	AVEO	[**]
Clear	6	4.1.1.3	[**]	AVEO	[**]
Clear	7	4.1.1.4	[**]	AVEO	[**]
Clear	8	4.1.1.5	[**]	AVEO	[**]
Clear	9	4.1.1.6	[**]	AVEO	[**]
Clear	10	4.1.1.7	[**]	AVEO	[**]
Clear	12	4.1.2.1	[**]	AVEO	[**]
Clear	13	4.1.2.2	[**]	AVEO	[**]
Clear	14	4.1.2.3	[**]	AVEO	[**]
Clear	15	4.1.2.4	[**]	AVEO	[**]
Clear	16	4.1.2.5	[**]	AVEO	[**]

Exhibit C-3

Clear	17	4.1.2.6	[**]	AVEO	[**]
Clear	18	4.1.2.7	[**]	AVEO	[**]
Clear	19	4.1.2.8	[**]	AVEO	[**]
Clear	22	4.2.1.1	[**]	AVEO	[**]
Clear	23	4.2.1.2	[**]	AVEO	[**]
Clear	24	4.2.1.3	[**]	AVEO	[**]
Clear	32	4.3.2	[**]	AVEO	[**]
Clear	35	4.3.4.1	[**]	AVEO	[**]
Clear	36	4.3.4.2	[**]	AVEO	[**]
Clear	38	4.3.5.1	[**]	AVEO	[**]
Check & get back	40		[**]	AVEO	[**]

2	Phase I clinical study related documents kept by the sponsor (see details in the list per FDA GCP guidance)
2.1	Documents before the phase I study started
Importancy	Document			Prepared by	Notes
	No.	Title of document	Purpose
Clear	1	[**]	[**]	AVEO	[**]

Exhibit C-4

Clear	2	[**]	[**]	AVEO	[**]
Clear	4	[**]	[**]	AVEO	[**]

Clear	5	[**]	[**]	AVEO	[**]

Clear	13	[**]	[**]	AVEO	[**]
Clear	14	[**]	[**]	AVEO	[**]
Clear	15	[**]	[**]	AVEO	[**]

Exhibit C-5

Clear	16	[**]	[**]	AVEO	[**]
					[**]
2.2	Documents during the Clinical Conduct of the Trial
	In addition to having on file the above documents, the following should be added to the files during the trial as evidence that all new relevant information is documented as it becomes available.
Importancy	Document			Prepared by	Notes
	No.	Title of document	Purpose
Clear	1	[**]	[**]	AVEO	[**]
Clear	2	[**]	[**]	AVEO	[**]

Exhibit C-6

Clear	3	[**]	[**]	AVEO	[**]

Clear	4		[**]	AVEO	[**]
		[**]
Clear	7	[**]	[**]	AVEO	[**]

Clear	9	[**]	[**]	AVEO	[**]
Clear	10	[**]	[**]	AVEO	[**]
Clear	12	[**]	[**]	AVEO	[**]
Clear	14	[**]	[**]	AVEO	[**]

Exhibit C-7

Clear	16	[**]	[**]	AVEO	[**]
Clear	19	[**]	[**]	AVEO	[**]
Clear	20	[**]	[**]	AVEO	[**]
Clear	22	[**]	[**]	AVEO	[**]
Clear	23	[**]	[**]	AVEO	[**]

2.3	Documents after Completion of the Trial After completion the trial, all of the documents identified in sections 2.2.1 and 2.2.2 should be in the file together with the following:
	After completion the trial, all of the documents identified in sections 2.2.1 and 2.2.2 should be in the file together with the following:
Importancy	Document			Prepared by	Notes
	No.	Title of document	Purpose
Clear	5	[**]	[**]	AVEO	[**]
Clear	7	[**]	[**]	AVEO	[**]

Exhibit C-8

Clear	8	[**]	[**]	AVEO	[**]

3	Other Clinical Related Documents After completion the trial, all of the documents identified in sections 2.2.1 and 2.2.2 should be in the file together with the following:
Importancy	Document			Prepared by	Notes
	No.	Content
Clear	1	[**]		AVEO	[**]
Clear	2	[**]		AVEO	[**]

Exhibit C-9